Exhibit 10.1

EXECUTION COPY

$1,000,000,000

REVOLVING CREDIT AND COMPETITIVE

ADVANCE FACILITY AGREEMENT

dated as of

November 2, 2010

among

AVON PRODUCTS, INC.

AVON CAPITAL CORPORATION

THE ADDITIONAL BORROWERS, BANKS AND OTHER LENDERS

FROM TIME TO TIME PARTIES HERETO

and

CITIBANK, N.A.,

as Administrative Agent

Bank of America, N.A.

as Syndication Agent

JPMorgan Chase Bank, N.A.,

as Documentation Agent

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

and

Deutsche Bank AG New York Branch

as

Co-Documentation Agents

Citigroup Global Markets Inc.

Banc of America Securities LLC

and

J.P. Morgan Securities LLC,

as

Joint Lead Arrangers and Joint Bookrunners

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01.	Representations and Warranties of the Borrowers	35

ARTICLE 6
CONDITIONS PRECEDENT

Section 6.01.	Conditions to Effectiveness	38
Section 6.02.	Conditions to Each Loan	39
Section 6.03.	Satisfaction of Conditions Precedent	41
Section 6.04.	Additional Borrowers	41

ARTICLE 7
COVENANTS

Section 7.01.	Affirmative Covenants	42
Section 7.02.	Negative Covenants	45

ARTICLE 8
EVENTS OF DEFAULT

Section 8.01.	Events of Default	47
Section 8.02.	Notice of Default	49

ARTICLE 9
THE ADMINISTRATIVE AGENT AND THE BANKS

Section 9.01.	Authorization and Action	49
Section 9.02.	Administrative Agent Individually	49
Section 9.03.	Duties of Administrative Agent; Exculpatory Provisions	50
Section 9.04.	Reliance by Administrative Agent	51
Section 9.05.	Delegation of Duties	51
Section 9.06.	Resignation of Administrative Agent	51
Section 9.07.	Non-Reliance on Administrative Agent and Other Banks	52
Section 9.08.	Indemnification	53
Section 9.09.	Sharing of Payments and Expenses	53
Section 9.10.	Other Agents	54

ARTICLE 10
THE GUARANTY

Section 10.01.	The Guaranty	54
Section 10.02.	Absolute Guaranty	54
Section 10.03.	Consents, Waivers and Renewals	55
Section 10.04.	Subrogation	55
Section 10.05.	Continuing Guaranty	55
Section 10.06.	Waiver of Notice	55

ii

SCHEDULES

Schedule 2.01	– Banks and Commitments
Schedule 5.01(e)	– Certain Litigation
Schedule 6.04	– Certain Additional Borrowers

EXHIBITS

Exhibit A	– Form of Revolving Credit Loan Request
Exhibit B-1	– Form of Revolving Credit Note
Exhibit B-2	– Form of Competitive Advance Note
Exhibit C-1	– Competitive Advance Facility Procedures
Exhibit C-2	– Form of Competitive Advance Loan Request
Exhibit C-3	– Form of Competitive Advance Notice Letter
Exhibit C-4	– Form of Competitive Advance Bid
Exhibit C-5	– Form of Competitive Advance Bid Accept/Reject Letter
Exhibit D	– Form of Continuation/Conversion Request
Exhibit E-1	– Form of Additional Borrower Designation
Exhibit E-2	– Form of Additional Borrower Confirmation
Exhibit F	– Form of Assignment and Acceptance
Exhibit G-1	– Form of Opinion of General Counsel of API
Exhibit G-1	– Form of Opinion of Sidley Austin LLP

iii

REVOLVING CREDIT AND COMPETITIVE ADVANCE FACILITY AGREEMENT, dated as of November 2, 2010 (as further amended, supplemented, modified or extended from time to time, this “Agreement”), among Avon Products, Inc., a New York corporation (“API”), Avon Capital Corporation, a Delaware corporation (“ACC”), each of the Additional Borrowers (as defined below) from time to time designated as such, each of the banks and other lenders from time to time parties hereto (each, a “Bank” and, collectively, the “Banks”) and the Administrative Agent (as defined below).

W I T N E S S E T H:

WHEREAS, API and ACC have requested that, subject to certain conditions, the Administrative Agent and the Banks enter into this Agreement;

WHEREAS, the Administrative Agent and the Banks are willing to enter into this Agreement on the terms and subject to the conditions hereof;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions.

(a) Terms Generally. The definitions ascribed to terms in this Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(b) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that, for purposes of determining compliance with the covenants set forth in Sections 7.02(b) and 7.02(d), such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the construction thereof applied in preparing API’s audited financial statements referred to in Section 5.01(d). In the event there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with either such covenant, the Borrowers and the Banks agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as so changed while affording the Banks the protection afforded by such covenant prior to such change (it being understood, however, that such covenant shall remain in full force and effect in accordance with its existing terms pending the execution by the Borrowers and the Banks of any such amendment).

(c) Certain Other Terms. The following terms shall have the meanings ascribed to them below or in the Sections of this Agreement indicated below:

“ABR Lending Office” shall mean, with respect to each Bank, its office identified in its Administrative Questionnaire as its domestic lending office or such other office as such Bank may hereafter designate as its domestic lending office or ABR lending office by notice to the Borrowers and the Administrative Agent.

“ABR Loans” shall mean, collectively, Revolving Credit Loans, or portions thereof, that bear interest by reference to the Base Rate and in the manner set forth in Section 3.02.

“ACC” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Additional Amounts” shall have the meaning ascribed to such term in Section 4.04(a).

“Additional Borrower” shall mean, as of any date, a Subsidiary of API that has on or before such date been designated by API as an Additional Borrower in accordance with the terms of this Agreement.

“Additional Costs” shall have the meaning ascribed to such term in Section 4.04(b).

“Administrative Agent” shall mean Citibank, N.A., together with its affiliates, as the administrative agent for the Banks under this Agreement and the Credit Documents.

“Administrative Questionnaire” shall mean, with respect to each Bank, an administrative details reply form in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.

“Agreement” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“API” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Applicable Lending Office” shall mean, with respect to any Bank, (a) in the case of its ABR Loans, its ABR Lending Office and (b) in the case of Revolving Eurodollar Loans or Competitive Eurodollar Loans, its Eurodollar Lending Office.

“Assignee” shall have the meaning ascribed to such term in Section 11.08(c).

“Assuming Bank” shall have the meaning ascribed to such term in Section 2.09(c).

“Assignment and Acceptance” shall have the meaning ascribed to such term in Section 11.08(c).

“Augmenting Bank” shall have the meaning ascribed to such term in Section 2.04.

“Available Facility” shall mean (a) on any date prior to the Final Termination Date, an amount equal to the remainder of (i) the Total Commitment on such date minus (ii) the sum of the aggregate outstanding principal amount of Loans on such date and (b) on and after the Final Termination Date, $0.

“Bank” shall have the meaning ascribed to such term in the Preamble to this Agreement. In the circumstances described in Section 11.08(c)(iii), an Assignee shall also be deemed a “Bank.”

“Base Rate” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the highest of:

(a) the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its “base rate” in effect on such day;

(b) the sum of (i)  1/2 of 1% per annum and (ii) the Federal Funds Rate in effect on such day; and

(c) the sum of (i) 1% per annum and (ii) the rate equal to LIBOR for an Interest Period of one month for each day that an ABR Loan is outstanding (and in respect of any day that is not a Eurodollar Business Day, LIBOR as in effect on the immediately preceding Eurodollar Business Day).

“Base Rate Margin” shall mean, at any date, a rate per annum equal to the Credit Default Swap Spread minus 1.00%, but not less than 0.00% per annum.

“Benefit Arrangement” shall mean, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” shall mean, with respect to any Loan, whichever of the Borrowers that has borrowed such Loan in accordance with the terms hereof.

“Borrowers” shall mean, collectively, as of any date, the Initial Borrowers and the Additional Borrowers as of such date; provided that if ACC shall at any time cease to be a Wholly-Owned Subsidiary, it shall cease to be an Initial Borrower or a Borrower at such time. Without in any way limiting API’s obligations as guarantor under Article 10, all the obligations of the Borrowers hereunder and in respect of any Loans shall be several and not joint.

“Borrowing Date” shall mean, with respect to any Loan, the date set forth in the relevant Borrowing Request as the date upon which such Borrower desires to borrow such Loan.

“Borrowing Request” shall mean a Competitive Advance Loan Request or a Revolving Credit Loan Request.

“Capital Lease” shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

“Change of Control” shall mean, with respect to API, (i) any “person” (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding API, any Subsidiary and any Plan (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of API having at least 35% of the total number of votes that may be cast for the election of directors of API, provided that no Event of Default will occur as a result of an acquisition of stock by API which increases, proportionately, the stock representing the voting power of API owned by such person or group above 35% of the voting power of API and provided further that if such person or group acquires stock representing more than 35% of the voting power of API by reason of share purchases by API, and after such share purchases by API acquires any additional shares representing voting power of API, then an Event of Default shall occur; or (ii) within any 24-month period beginning on or after the date hereof, the persons who were directors of API immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of API or the board of directors of any successor to API, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (ii) and provided further that any director elected to the Board of Directors of API to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to any Bank, the amount of such Bank’s commitment to make Loans reflected in the Register. In the case of Banks parties hereto on the date hereof, such amount is set forth opposite such Bank’s name under the heading “Commitment” on Schedule 2.01, as such amount may be reduced from time to time pursuant to Section 2.05, 4.06 or 11.08 or increased from time to time pursuant to Section 2.04, 2.09 or 11.08. Each Bank’s Commitment shall terminate on the Termination Date applicable to such Bank.

“Commitment Fee” shall have the meaning ascribed to such term in Section 3.08(a).

“Competitive Absolute Rate Loans” shall mean, collectively, Competitive Advance Loans that bear interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Bank making such Loan in its Competitive Advance Bid.

“Competitive Advance Accept/Reject Deadline” shall mean, with respect to any Competitive Advance Loan, the time specified as the Competitive Advance Deadline for such Loan in Exhibit C-1.

“Competitive Advance Accept/Reject Notice” shall have the meaning ascribed to such term in Section 2.07.

“Competitive Advance Bid” shall mean an offer by a Bank to make a Competitive Advance Loan pursuant to Section 2.07.

“Competitive Advance Bid Deadline” shall mean, with respect to any Competitive Advance Loan, the time specified as the Competitive Advance Bid Deadline for such Loan in Exhibit C-1.

“Competitive Advance Bid Rate” shall mean, with respect to any Competitive Advance Bid, (a) in the case of a Competitive Eurodollar Loan, the Competitive Advance Margin, and (b) in the case of a Competitive Absolute Rate Loan, the fixed rate of interest at which the Bank making the Competitive Advance Bid offers thereby to make a Competitive Advance Loan (in either case, for purposes of Section 2.07(d), determined after giving effect to any waiver, pursuant to Section 2.07(c), of compensation under Section 3.03(c), 4.04(a) or 4.04(b)).

“Competitive Advance Loan Request” shall mean a telephonic request by a Borrower (confirmed in writing countersigned by a Responsible Officer of API by not later than 4:00 P.M., New York time, on the date of such telephonic notice) to borrow Competitive Advance Loans, which shall specify, with respect to such requested Competitive Advance Loans, (a) the proposed Borrowing Date therefor, (b) the aggregate amount of Competitive Advance Loans which such Borrower desires to borrow on such Borrowing Date, (c) the Maturity Date, (d) whether such Competitive Advance Loans are to bear interest as Competitive Eurodollar Loans or Competitive Absolute Rate Loans, (e) if such Competitive Advance Loans are Competitive Eurodollar Loans, the Interest Period therefor, (f) any other terms to be applicable to such proposed Competitive Advance Loans, and (g) confirming that such request has been approved by API.

“Competitive Advance Loans” shall mean, collectively, Loans, or portions thereof, made pursuant to Section 2.07, in each case denominated in Dollars.

“Competitive Advance Margin” shall mean, with respect to any Competitive Eurodollar Loan for any Interest Period, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from LIBOR, in order to determine the interest rate applicable to such Loan during such Interest Period, as specified in the Competitive Advance Bid and the Competitive Advance Accept/Reject Notice relating to such Loan.

“Competitive Advance Notes” shall mean, collectively, any promissory notes of the Borrowers evidencing Competitive Advance Loans.

“Competitive Advance Notice Time” shall mean, with respect to any Competitive Advance Loan, the time specified as the Competitive Advance Notice Time for such Loan in Exhibit C-1.

“Competitive Advance Rate” shall mean, with respect to any Competitive Absolute Rate Loan, the fixed rate of interest (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) for such Loan, as specified in the Competitive Advance Bid and Competitive Advance Accept/Reject Notice relating to such Loan.

“Competitive Eurodollar Loans” shall mean, collectively, Competitive Advance Loans that bear interest by reference to LIBOR and a Competitive Advance Margin, in the manner set forth in Section 3.03.

“Consolidated Subsidiary” shall mean, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person if such statements were prepared in accordance with GAAP as of such date.

“Conversion Date” shall mean the date on which a conversion of interest rates on outstanding Revolving Credit Loans, pursuant to a Conversion Request, shall take effect.

“Conversion Request” shall mean a telephonic request (confirmed in writing not later than 4:00 P.M., New York time, on the date of such telephonic notice) by a Borrower to convert the interest rate on all or portions of its outstanding Revolving Credit Loans pursuant to the terms hereof, which shall specify, with respect to such outstanding Revolving Credit Loans, (i) the requested Conversion Date, which shall be not less than three Eurodollar Business Days after the date of such Conversion Request, (ii) the aggregate amount of the Revolving Credit Loans, from and after the Conversion Date, which are to bear interest as ABR Loans or Revolving Eurodollar Loans, as the case may be, and (iii) the term of the Interest Periods therefor, if any.

“Credit Default Swap Spread” means, at any time, for any Loan, the 30 day moving average credit default swap mid-rate spread of API for the three-year period beginning on the date on which the Credit Default Swap Spread has most recently been set for such Loan. The Credit Default Swap Spread will be (a) obtained by the Administrative Agent from Markit, (b) set for each Revolving Eurodollar Loan two Eurodollar Business Days prior to the first day of each Interest Period and (c) if the Base Rate is determined in accordance with clause (c) of the definition of “Base Rate”, set for each ABR Loan on the last Domestic Business Day of each calendar month for the next succeeding calendar month. If for any reason the Credit Default Swap Spread is not available from Markit or a successor thereof, the Credit Default Swap Spread shall be determined by the Administrative Agent by reference to the 30 day moving average credit default swap mid-rate spread of API most recently published by Bloomberg or another similar financial services company selected by the Administrative Agent and approved by API (which approval shall not be unreasonably withheld or delayed). If for any reason the Credit Default Swap Spread cannot be determined pursuant to the forgoing procedures, API and the Banks shall negotiate in good faith for a period of up to 30 days after the Credit Default Swap Spread becomes unavailable (such 30-day period, the “Negotiation Period”) to agree on an alternative method for establishing the Credit Default Swap Spread. The Credit Default Swap Spread during the Negotiation Period shall be the spread most recently provided to the Administrative Agent by Markit. If no such alternative method is agreed upon during the Negotiation Period, the Credit Default Swap Spread at any date of determination subsequent to the end of the Negotiation Period shall be the Credit Default Swap Cap as set forth below. Notwithstanding the foregoing (x) as of any date, the Credit Default Swap

Spread shall in no event be less than the Credit Default Swap Floor or more than the Credit Default Swap Cap and (y) as of any date after the Final Termination Date, the Credit Default Swap Spread shall in no event be less than the Credit Default Swap Cap, in each case as set forth below based upon the ratings applicable on such date to API’s senior unsecured long-term debt:

		Credit Default Swap Floor	Credit Default Swap Cap
Level I
Moody’s:	Aa3 or above
S&P:	AA- or above	0.250%	1.000%
Level II
Moody’s:	A1
S&P:	A+	0.375%	1.250%
Level III
Moody’s:	A2
S&P:	A	0.500%	1.500%
Level IV:
Moody’s:	A3
S&P:	A-	0.625%	1.750%
Level V:
Moody’s:	Baa1 or lower
S&P:	BBB+ or lower	0.750%	2.250%

For purposes of the foregoing, (a) if no rating for API’s senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level V rating, (b) if the ratings established or deemed established by Moody’s and S&P shall fall within different Levels, the Credit Default Swap Floor and the Credit Default Swap Cap shall be based upon the Level corresponding to the more favorable of such ratings except if the lower of such ratings is more than one Level below the higher of such ratings, the Credit Default Swap Floor and the Credit Default Swap Cap shall be based upon the Level that is one Level below the higher of such ratings and (c) if any rating established or deemed established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change. Each such change shall apply to all Revolving Eurodollar Loans and ABR Loan outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change prior to the Final Termination Date, API and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

“Credit Documents” shall mean, collectively, this Agreement and the Notes.

“Debt” shall mean, with respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all contingent or non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit, bankers’ acceptance or similar instrument, other than contingent obligations relating to letters of credit issued to support trade payables, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (g) all Debt of others Guaranteed by such Person; provided, however, that Debt shall not include any obligations incurred in connection with the funding of a trust established under Section 501(c)(9) of the Code.

“Default” shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would unless cured or waived become an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within three Domestic Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Domestic Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified API or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (d) has failed, within three Domestic Business Days after written request by the Administrative Agent (based on its reasonable belief that such Bank may not fulfill its funding obligations hereunder), to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (e) has become, or the parent company of which has become, the subject of a bankruptcy or insolvency proceeding; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such Bank or a parent company thereof by a governmental authority or an instrumentality thereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Effective Date” shall have the meaning ascribed to such term in Section 6.01.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or clean-up or other remediation thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Group” shall mean API and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with API, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Business Day” shall mean any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Eurodollar Lending Office” shall mean, with respect to each Bank, its office, branch or affiliate identified in its Administrative Questionnaire as its Eurodollar lending office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar lending office by notice to the Borrowers and the Administrative Agent.

“Eurodollar Loans” shall mean, collectively, Competitive Eurodollar Loans and Revolving Eurodollar Loans.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any marginal, supplemental or emergency reserve requirements) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board (or any successor regulation)).

“Event of Default” shall mean any of the events described in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean (a) all present and future taxes imposed on or measured by the overall net income of any Bank (or any office, branch or subsidiary of such Bank) or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on any Bank (or any office, branch or subsidiary of such Bank), in each case imposed by the United Sates of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any office, branch or subsidiary of a Bank or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of such Bank, in each case imposed by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business, (b) any branch profits taxes or any similar tax imposed by any jurisdiction referred to in clause (a) above and (c) any withholding tax that is imposed on amounts payable to a Bank as a result of FATCA.

“Existing Credit Agreement” shall mean the Revolving Credit and Competitive Advance Facility Agreement dated as of January 13, 2006 among API, ACC, the additional borrowers and the lenders parties thereto and Citibank, N.A., as administrative agent.

“Extending Bank” means each Bank that agrees to an extension of the Termination Date in accordance with Section 2.09(a).

“Extension Date” has the meaning specified in Section 2.09(b).

“FATCA” means Sections 1471 though 1474 of the Internal Revenue Code and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor agency.

“Fee Payment Date” shall mean the last day of each calendar quarter, commencing with the first such day after the date hereof, and the earlier of (a) any other date on which the Total Commitment is cancelled in full and (b) as to any Bank, its Termination Date.

“Final Termination Date” means the latest date to which the Termination Date may have been extended pursuant to Section 2.09.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 10.01.

“Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indemnified Tax” shall have the meaning ascribed to such term in Section 4.04(a).

“Initial Borrower” shall mean API or ACC.

“Initial Loan” shall mean the first Loan which is made pursuant to the terms hereof.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) the consolidated pre-tax income of API and its Consolidated Subsidiaries before the cumulative effect of accounting changes and before interest expense (other than (i) hyperinflationary interest expense in any country that is offset by corresponding foreign exchange-related gains, (ii) interest expense attributable to pension accruals in Germany and Italy and (iii) interest payable to the Internal Revenue Service in respect of taxes), to (b) consolidated interest expense for API and its Consolidated Subsidiaries (other than the interest expense described in the parenthetical phrase in clause (a) above), in each case for the period of four fiscal quarters ending on such date.

“Interest Period” shall mean (a) with respect to each Revolving Eurodollar Loan, the period commencing on the Borrowing Date or on the last day of the preceding Interest Period and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Borrowing Request or pursuant to Section 3.03(b), and (b) with respect to each Competitive Eurodollar Loan, the period commencing on the Borrowing Date and ending on the Maturity Date; provided that

(i) any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day,

(ii) any Interest Period (other than an Interest Period with respect to a Competitive Eurodollar Loan with an Interest Period that is not an integral number of months) that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Eurodollar Business Day of a calendar month, and

(iii) any Interest Period that begins before the Final Termination Date and would otherwise end after the Final Termination Date shall end on the Final Termination Date.

“LIBOR” shall mean, with respect to any Interest Period for a Eurodollar Loan, the rate per annum determined by the Administrative Agent as the offered rate for Dollar deposits with a term comparable to such Interest Period that appears on the Reuters Screen (as defined below) at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period. However, if such rate does not appear on the Reuters Screen, “LIBOR” shall mean the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Banks to the Administrative Agent as the rate at which Dollar deposits are offered to the Reference Banks by leading banks in the London interbank deposit market at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Loan (rounded up to the nearest integral multiple of $1,000,000) for a term equal to such Interest Period. “Reuters Screen” shall mean the display designated as Page LIBOR01 on the service provided by Reuters (or such other page as may replace such page on such service, or any successor to the substitute for such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall mean, collectively, Revolving Credit Loans and Competitive Advance Loans.

“Markit” means Markit Group, Ltd. or any successor thereto.

“Material Plan” shall mean a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

“Material Subsidiary” shall mean, as of any date, a Subsidiary having assets (excluding intercompany assets that would be eliminated after consolidation in accordance with GAAP) of at least $150,000,000, as reflected in the most recent quarterly or annual balance sheet of such Subsidiary dated on or prior to such date.

“Maturity Date” shall mean, with respect to a Competitive Advance Loan, the date for repayment of such Competitive Advance Loan, which date shall be at least 10 days and (a) not more than 180 days after the Borrowing Date, in the case of a Competitive Absolute Rate Loan, or (b) not more than six months after the Borrowing Date, in the case of a Competitive Eurodollar Loan, and in any event shall not be later than the Final Termination Date.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” shall mean an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions (including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period) and under which liability may be imposed on any member of the ERISA Group.

“Notes” shall mean, collectively, Revolving Credit Notes and Competitive Advance Notes, if any.

“Non-Consenting Bank” means any Bank that, in response to any request by API or the Administrative Agent to a departure from, waiver of or amendment to any provision of any Credit Document that requires the agreement of all Banks, which departure, waiver or amendment receives the consent of the Required Banks, shall not have given its consent to such departure, waiver or amendment.

“Non-Extending Bank” has the meaning specified in Section 2.09(b).

“Participant” shall have the meaning ascribed to such term in Section 11.08(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for employees of API or any other member of the ERISA Group.

“Prescribed Forms” shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code or (c) any applicable rule or regulation under the Code, permit one or more of the Borrowers to make payments hereunder for the account of such Bank free of deduction or withholding for income or similar taxes.

“Pro Rata Share” shall mean, in the case of each Bank, the proportion of such Bank’s Commitment to the Total Commitment of all the Banks or, if the Total Commitment shall have been cancelled or reduced to $0 or expired, the proportion of the aggregate amount of such Bank’s Revolving Credit Loans then outstanding to the aggregate amount of Revolving Credit Loans then outstanding.

“Reference Bank” shall mean each of Citibank, N.A., Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Register” shall have the meaning ascribed to such term in Section 2.03.

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

“Required Banks” shall mean, at any date, Banks having at least a majority of the Total Commitment or, if the Total Commitment has been cancelled or terminated, holding at least a majority of the aggregate outstanding principal amount of the Loans.

“Responsible Officer” shall mean, with respect to a Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, deputy treasurer or assistant treasurer, secretary or assistant secretary or any vice president of such Person.

“Revolving Credit Loan Request” shall mean a telephonic request (confirmed in writing by not later than 4:00 P.M., New York time, on the date of such telephonic request) by a Borrower to borrow Revolving Credit Loans, which shall specify (a) the requested Borrowing Date, (b) the aggregate amount of Revolving Credit Loans that such Borrower desires to borrow on such date, (c) whether such requested Revolving Credit Loans are to bear interest as ABR Loans or Revolving Eurodollar Loans and (d) if the requested Revolving Credit Loans are to bear interest as Revolving Eurodollar Loans, the Interest Period therefor.

“Revolving Credit Loans” shall mean, collectively, ABR Loans and Revolving Eurodollar Loans, in each case denominated in Dollars.

“Revolving Credit Notes” shall mean, collectively, the promissory notes of the Borrowers evidencing Revolving Credit Loans, if any.

“Revolving Eurodollar Loans” shall mean, collectively, Revolving Credit Loans, or portions thereof, that bear interest at the rate and in the manner set forth in Section 3.03.

“S&P” shall mean Standard & Poor’s Financial Services LLC and any successor thereto that is a nationally recognized rating agency.

“SEC” shall mean the Securities and Exchange Commission or any successor agency.

“Subsidiary” shall mean any corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect directors or other persons performing similar functions are at the time directly or indirectly owned by API.

“Taxes” shall have the meaning ascribed to such term in Section 4.04(a).

“Termination Date” shall mean the earlier of (a) the third anniversary of the Effective Date, subject, as to any Bank, to the extension thereof pursuant to Section 2.09 and (b) the date on which all Loans shall have been fully repaid and all Commitments entirely cancelled; provided, that the Termination Date as to any Bank that is a Non-Extending Bank shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Commitment” shall mean the aggregate Commitments of all the Banks, being initially $1,000,000,000 (subject to cancellation, increase or reduction pursuant to Section 2.04 or 2.05).

“Unfunded Liabilities” means, with respect to any Plan, any amount by which (a) the present value of all benefit liabilities under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unused Commitment” shall mean, as to each Bank on any day, such Bank’s Commitment minus the aggregate outstanding principal amount of ABR Loans and Revolving Eurodollar Loans made by such Bank.

“Wholly-Owned Subsidiary” shall mean any Subsidiary all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by API.

ARTICLE 2

THE LOANS

Section 2.01. The Revolving Credit Loans; Commitments. (a) Prior to the Final Termination Date and subject to the terms and conditions of this Agreement, each of the Banks, severally and not jointly with the other Banks, agrees to make one or more Revolving Credit Loans denominated in Dollars to the Borrowers from time to time in an aggregate principal amount at any one time outstanding not to exceed its Commitment; provided, however, that the amount of Revolving Credit Loans which may be borrowed on any Borrowing Date may not exceed the Available Facility (after giving effect to any Loans being repaid or prepaid on such Borrowing Date and any other Loans to be made on such Borrowing Date).

(b) Each Bank’s Commitment, as of the date of this Agreement, is set forth opposite its name in Schedule 2.01, and, after such date, each Bank’s Commitment shall be recorded in the Register as provided in Section 2.03.

Section 2.02. Procedure for Revolving Credit Loans. (a) A Borrower may borrow Revolving Credit Loans by giving a Revolving Credit Loan Request telephonically, to the Administrative Agent not later than 10:30 A.M., New York time (to be confirmed in writing in substantially the form of Exhibit A not later than 4:00 P.M. on the same day), (i) on the Borrowing Date therefor with respect to any ABR Loan and (ii) at least three Eurodollar Business Days before the Borrowing Date with respect to any Revolving Eurodollar Loan. Revolving Credit Loans shall be in an amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof (except that such borrowing of ABR Loans may be in the aggregate amount of the unused portion of the Total Commitment).

(b) Upon receipt of any Revolving Credit Loan Request from a Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Not later than 2:00 P.M., New York time, on the Borrowing Date specified in such Revolving Credit Loan Request, each Bank shall make available to the Administrative Agent in immediately available funds at the Applicable Lending Office of the Administrative Agent (or, if the Administrative Agent has specified a different address in the notice referred to above, at such address), such Bank’s Pro Rata Share of the Revolving Credit Loans requested.

(c) Upon receipt by the Administrative Agent of all such funds, the Administrative Agent shall disburse to the relevant Borrower on the requested Borrowing Date the Revolving Credit Loans requested in such Revolving Credit Loan Request. The Administrative Agent may, but shall not be required to, advance on behalf of any Bank such Bank’s Pro Rata Share of such Revolving Credit Loans on a Borrowing Date unless such Bank shall have notified the Administrative Agent prior to such Borrowing Date that it does not intend to make available its Pro Rata Share of such Revolving Credit Loans on such date. If the Administrative Agent makes such an advance, the Administrative Agent shall be entitled to recover such amount on demand from the Bank on whose behalf such advance was made, and if such Bank does not pay the Administrative Agent the amount of such advance upon demand, the relevant Borrower shall promptly repay such amount to the Administrative Agent, acting for the Banks. Until such amount is repaid to the Administrative Agent by such Bank or the relevant Borrower, such advance shall be deemed for all purposes to be a Revolving Credit Loan made by the Administrative Agent. The Administrative Agent shall be entitled to recover from the Bank or such Borrower, as the case may be, interest on the amount advanced by it for each day from the Borrowing Date therefor until repaid to the Administrative Agent at a rate per annum equal to (i) in the case of an amount recovered from any Bank, the Federal Funds Rate or (ii) in the case of an amount recovered from a Borrower, the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 3.01. The failure of any Bank to make any Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, and neither the Administrative Agent nor any other Bank shall be responsible for the failure by such Bank to make the Loan to be made by such Bank on such Borrowing Date.

Section 2.03. Evidence for Loans. (a) Each Bank shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Loan made by such Bank from time to time, including an indication of the Applicable Lending Office and the amounts of principal and interest payable and paid to such Bank in respect of Loans.

(b) The Administrative Agent shall maintain, in accordance with its customary and usual practice, at its address referred to in Section 11.06, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of (i) the names of the Borrowers, (ii) the amount of each Loan, whether such Loan is a Revolving Credit Loan or a Competitive Advance Loan, the interest rate options, the Interest Period or Maturity Date (if any) applicable thereto and the Borrower thereof, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Bank hereunder, (iv) the amount of any payments received by the Administrative Agent hereunder from each Borrower and each Bank’s share thereof and (v) with respect to each Assignment and Acceptance delivered to the Administrative Agent, the name and address of the Assignee and the principal amount of each Loan owing to such Assignee. The Register shall be available for inspection during ordinary business hours by the Borrowers or any Bank or Assignee from time to time upon reasonable prior notice to the Administrative Agent.

(c) The entries made in the Register and the foregoing accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the indebtedness of each Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the validity or enforceability of any obligation of a Borrower to repay any Loan actually made to such Borrower by such Bank in accordance with the terms of this Agreement. The entries in the Register relating to assignments shall be conclusive, in the absence of clearly demonstrable error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.

(d) A Borrower’s obligation to repay any Revolving Credit Loan or Competitive Advance Loan that shall be assigned to a Federal Reserve Bank by a Bank shall, to the extent requested by such Bank in order to effect such assignment, be evidenced by one or more Notes, in substantially the form of Exhibit B-1 (a “Revolving Credit Note”) or Exhibit B-2 (a “Competitive Advance Note”), as appropriate. A Revolving Credit Note shall be (i) in the principal amount of the Loan or Loans so assigned and (ii) stated to mature on the Termination Date applicable to such Bank and bear interest from its date until paid in full on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein. A Competitive Advance Note shall be (i) in the principal amount of the Competitive Advance Loan made by such Bank and so assigned, (ii) stated to mature on the Maturity Date for such Competitive Advance Loan and bear interest from its date until paid in full on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein and (iii) not prepayable by the Borrower.

Section 2.04. Increase of Commitment. API may from time to time, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Banks), request that the Total Commitment be increased by $10,000,000 or an integral multiple thereof and will not result in the Total Commitment exceeding $1,250,000,000. Each such notice shall set forth the requested amount of the increase in the Total Commitment and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Bank the opportunity to increase its Commitment by its ratable share, based on the amounts of the Banks’ Commitments on the date of such notice, of the requested increase in the Total Commitment. Each Bank shall, by notice to API and the Administrative Agent given not more than ten Domestic Business Days after the date of API’s notice, either agree to increase its Commitment by all or a portion of the offered amount or decline to increase its Commitment (and any Bank that does not deliver such a notice within such period of ten Domestic Business Days shall be deemed to have declined to increase its Commitment). In the event that, on the tenth Domestic Business Day after API shall have delivered a notice pursuant to the first sentence of this paragraph, the Banks shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the Total Commitment requested by API, API shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Bank”), which may include any Bank, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Bank, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall execute all such documentation as the

Administrative Agent shall specify to evidence its status as a Bank hereunder. If (and only if) Banks (including Augmenting Banks) shall have agreed to increase their Commitments or to extend new Commitments in an aggregate amount not less than $10,000,000, such increases and such new Commitments shall become effective on the date specified in the notice delivered by API pursuant to the first sentence of this Section. Notwithstanding the foregoing, no increase in the Total Commitment (or in the Commitment of any Bank) shall become effective under this paragraph unless, on the date of such increase, (i) the conditions set forth in paragraphs (b) and (c) of Section 6.02 (including the condition set forth in Section 6.02(c) insofar as it relates to representations and warranties contained in Sections 5.01(d)(ii) and 5.01(e) which are otherwise excluded in Section 6.02) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of API or (ii) the Banks shall have waived the requirements set forth in clause (i) of this sentence.

Section 2.05. Reduction of Commitments. (a) Ratable Reduction. API shall have the right, upon not less than three Domestic Business Days’ (or such shorter notice as may be agreed by the Administrative Agent) telephonic notice (promptly confirmed in writing) from API to the Administrative Agent and, if the Total Commitment is thereby to be reduced to zero, upon payment of the Commitment Fee accrued to (but excluding) the date of such reduction, to reduce the Total Commitment in full or in part; provided, however, that the amount of any reduction in the Total Commitment may not exceed the Available Facility (after giving effect to any Loans being repaid or prepaid on the day of such reduction and any Loans to be made on such day). Partial reductions of the Total Commitment shall be in the amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the Available Facility is less than $10,000,000, then all of such lesser amount). Subject to Section 2.04, all reductions of the Total Commitment shall be permanent.

(a) Non-Ratable Reduction. API shall have the right, upon at least ten Domestic Business Days’ written notice to a Defaulting Bank (with a copy to the Administrative Agent), to terminate in whole such Bank’s Commitment; provided that if any Loans have been made by such Defaulting Bank and remain outstanding, no Default or Event of Default has occurred and is continuing. Such termination shall be effective, (x) with respect to such Bank’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Domestic Business Days after receipt of such notice and (y) with respect to each Loan outstanding to such Bank, in the case of an ABR Loan, on the date set forth in such notice, in the case of a Revolving Eurodollar Loan, on the last day of the then current Interest Period relating to such Loan and, in the case of a Competitive Advance Loan, on the Maturity Date of such Loan. Upon termination of a Bank’s Commitment under this Section 2.05(b), the Borrowers will pay or cause to be paid in full in cash all principal of, and interest accrued to the date of such payment on, Loans owing to such Bank and pay any accrued Commitment Fees payable to such Bank pursuant to the provisions of Section 3.08 (subject to Section 2.10), and all other amounts payable to such Bank hereunder (including, but not limited to, any increased costs or other amounts owing under Section 4.04; and upon such payments, the obligations of such Bank shall, by the provisions hereof, be released and discharged; provided, however, that such Bank’s rights under Sections 4.03, 4.04 and 11.10, and its obligations under Section 9.08 shall survive such release and discharge as to matters occurring prior to such date; provided further, however, that if pursuant to this Section 2.05(b), the Borrowers shall pay to a Defaulting Bank any principal of, or interest accrued on, the Loans owing to such Defaulting Bank, then the Borrowers shall either (x) confirm to the

Administrative Agent that the conditions set forth in Section 6.02(b) and (c) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Banks who are not Defaulting Banks. Subject to Section 2.04, once so reduced or terminated pursuant to this Section 2.05, the Commitments of the Banks shall not be reinstated.

Section 2.06. Prepayment of Revolving Credit Loans. A Borrower shall have the right, by giving telephonic notice (promptly confirmed in writing) to the Administrative Agent by not later than 10:30 A.M., New York time, (i) on the day of prepayment in the case of ABR Loans and (ii) on the third Eurodollar Business Day prior to the day of prepayment in the case of Revolving Eurodollar Loans, to prepay Revolving Credit Loans of such Borrower bearing interest on the same basis and having the same Interest Period, if any, in whole or in part, without premium or penalty, in the aggregate principal amount of $10,000,000 or integral multiples of $1,000,000 in excess thereof (or, if the outstanding aggregate principal amount of such Revolving Credit Loan is less than $10,000,000, then all of such lesser amount), together with accrued interest (except for ABR Loans, as to which such interest shall be paid on the next date when it otherwise would be payable under 3.02) on the principal being prepaid to (but excluding) the date of prepayment and, in the case of Revolving Eurodollar Loans, the amounts required by Section 4.03. Subject to the terms and conditions hereof, Revolving Credit Loans so prepaid may be reborrowed by any Borrower.

Section 2.07. Competitive Advance Loans. (a) Prior to the Final Termination Date, a Borrower may request that the Banks make offers to make Competitive Advance Loans on the terms and conditions hereinafter set forth; provided, however, that (i) the amount of Competitive Advance Loans that may be borrowed on any Borrowing Date may not exceed the Available Facility (after giving effect to any Loans to be repaid or prepaid on such Borrowing Date and any other Loans to be made on such Borrowing Date), (ii) the aggregate amount of Competitive Advance Loans which may be outstanding on any day may not exceed the Total Commitment (after giving effect, with respect to any day, to any Loans being repaid or prepaid on such day and any other Loans to be made on such day), and (iii) such Borrower may not request Competitive Advance Loans before the fifth Domestic Business Day after the Effective Date. Each Bank may, but shall have no obligation to, make such offers and a Borrower may, but shall have no obligation to, accept any such offers, in the manner set forth in this Section 2.07.

(b) A Borrower may request Competitive Advance Loans under this Section 2.07 by a Competitive Advance Loan Request, in substantially the form of Exhibit C-2, given to the Administrative Agent not later than the Competitive Advance Notice Time therefor. The Competitive Advance Loan Request shall indicate whether the solicitation of Competitive Advance Bids shall be conducted by the Administrative Agent in New York or in London. The Administrative Agent shall promptly notify each Bank, by a letter in substantially the form of Exhibit C-3, of each Competitive Advance Loan Request received by it from a Borrower and of the terms contained therein.

(c) Each Bank may, if it elects so to do, irrevocably offer to make a Competitive Advance Loan of the requested type to the requesting Borrower at a Competitive Advance Bid Rate or Rates, as specified by such Bank in accordance with the related Competitive Advance Loan Request, by submitting to the Administrative Agent (which shall give prompt notice thereof to such Borrower) a Competitive Advance Bid, in substantially the form of Exhibit C-4, before the

Competitive Advance Bid Deadline, of the maximum and minimum principal amounts of the Competitive Advance Loan which such Bank would be willing to make (which amount may, subject to the proviso to the first sentence of Section 2.07(a), exceed such Bank’s Commitment, but shall be in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof), the rate or rates of interest therefor or the applicable margin over LIBOR for the relevant Interest Period, as the case may be, and any other terms and conditions required by such Bank. If any Bank shall fail to submit a Competitive Advance Bid to the Administrative Agent before the Competitive Advance Bid Deadline, then such Bank shall be deemed to have elected not to make an offer to make a Competitive Advance Loan. If a Bank submits a Competitive Advance Bid pursuant to this Section 2.07 specifying that such Bank is waiving the right to claim compensation under Section 3.03(c), 4.04(a) or 4.04(b), such Bank shall be deemed to have waived the right to claim such compensation under such Section 3.03(c), 4.04(a) or 4.04(b) in connection with any Competitive Advance Loan or Loans thereafter made by such Bank pursuant to such Competitive Advance Bid; and the Borrower shall be entitled to make a reasonable determination that a Competitive Advance Bid in which a Bank has waived the right to any such compensation is made at a Competitive Advance Bid Rate lower than an otherwise identical or lower Competitive Advance Bid including no such waiver. The Administrative Agent shall (i) disclose the Competitive Advance Bids received to the relevant Borrower as promptly as reasonably practicable after the Bid Deadline, (ii) maintain all Competitive Advance Bids in confidence until each of them has been disclosed to such Borrower and (iii) provide copies of all Competitive Advance Bids to the relevant Borrower as soon as practicable after completion of the bidding process set forth in this Section 2.07.

(d) A Borrower that made a Competitive Advance Loan Request shall, before the Competitive Advance Accept/ Reject Deadline, either

(i) cancel the Competitive Advance Loan Request by giving the Administrative Agent notice to that effect, or

(ii) accept one or more Competitive Advance Bids, in its sole discretion, by giving notice in substantially the form of Exhibit C-5 (a “Competitive Advance Accept/Reject Notice”) to the Administrative Agent of the principal amount of each Competitive Advance Loan (which principal amount shall be equal to or greater than the minimum amount offered by such Bank and equal to or less than the maximum amount offered by such Bank for such Competitive Advance Loan pursuant to Section 2.07(c)) to be made by the Bank or Banks that made such Competitive Advance Bid or Bids, and reject any remaining Competitive Advance Bids, by giving the Administrative Agent notice to that effect; provided that the aggregate principal amount of such Competitive Advance Bids accepted by such Borrower shall be in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof; and provided further that (A) the failure by such Borrower to give such notice in a timely fashion shall be deemed to be a rejection of all Competitive Advance Bids, (B) such Borrower shall not accept a Competitive Advance Bid made at a Competitive Advance Bid Rate if such Borrower has rejected a Competitive Advance Bid made at a lower Competitive Advance Bid Rate, (C) the aggregate principal amount of the Competitive Advance Bids accepted by such Borrower shall not exceed the principal amount specified in the related Competitive Advance Loan Request, (D) if such Borrower shall accept a Competitive Advance Bid made at a particular Competitive

Advance Bid Rate but the amount of such Competitive Advance Bid shall cause the total amount of Competitive Advance Bids accepted by the Borrower to exceed the amount specified in the Competitive Advance Loan Request, then such Borrower shall (notwithstanding the minimum bid acceptance amount required by clause (F) below) accept a portion of such Competitive Advance Bid in an amount equal to the amount specified in the Competitive Advance Loan Request less the amount of all other Competitive Advance Bids accepted with respect to such Competitive Advance Loan Request, (E) if such Borrower shall accept Competitive Advance Bids made at a particular Competitive Advance Bid Rate but shall be restricted by other conditions hereof from borrowing the principal amount of Competitive Advance Loans specified in such Competitive Advance Loan Request in respect of which Competitive Advance Bids at such Competitive Advance Bid Rate have been made or if such Borrower shall accept Competitive Advance Bids made at a particular Competitive Advance Bid Rate but the aggregate amount of Competitive Advance Bids made at such Competitive Advance Bid Rate shall exceed the amount specified in the Competitive Advance Loan Request, then such Borrower shall accept a pro rata portion of each Competitive Advance Bid made at such Competitive Advance Bid Rate aggregating the portion of Competitive Advance Loans with respect to which Competitive Advance Bids at such Competitive Advance Bid Rate have been received (provided further that if the principal amount of Competitive Advance Loans to be so allocated is not sufficient to enable Competitive Advance Loans to be so allocated to each such Bank in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof such Borrower shall select the Banks to be allocated such Competitive Advance Loans in a principal amount equal to not less than $5,000,000 but may round up allocations to the next higher integral multiple of $1,000,000 if necessary) and (F) except as provided in clauses (D) and (E) above, no Competitive Advance Bid shall be accepted for a Competitive Advance Loan unless such Competitive Advance Loan is in a principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(e) If the Borrower that made a Competitive Advance Loan Request notifies the Administrative Agent that such Competitive Advance Loan Request is cancelled in accordance with Section 2.07(d)(i), the Administrative Agent shall give prompt notice thereof to the Banks.

(f) If the Borrower that made a Competitive Advance Loan Request accepts one or more Competitive Advance Bids, the Administrative Agent shall promptly give notice (i) to each Bank that submitted a Competitive Advance Bid of the date and aggregate amount of such Competitive Advance Loan(s) and whether or not any Competitive Advance Bid made by such Bank has been accepted by the Borrower, (ii) to each Bank whose Competitive Advance Bid, or any portion thereof, has been accepted by the Borrower, of the amount of the Competitive Advance Loan to be made by such Bank and the date for repayment thereof, together with the Competitive Advance Rate or Competitive Advance Margin, as applicable, and any other terms applicable to such Competitive Advance Loan and (iii) to each Bank of the principal amounts and Competitive Advance Bid Rates specified in each of the Competitive Advance Bids submitted in response to the related Competitive Advance Loan Request.

(g) Following any acceptance by the Borrower and notification by the Administrative Agent pursuant to clause (f) above, and upon satisfaction or waiver of the conditions precedent contained in Article 6 applicable thereto, each such Bank shall disburse to such Borrower on the specified Borrowing Date Competitive Advance Loans in the aggregate amount accepted by such Borrower, in the manner and subject to the same terms and conditions set forth in Section 2.02(c) with respect to ABR Loans, mutatis mutandis.

(h) Nothing in this Section 2.07 shall be construed as a right of first offer in favor of the Banks or to otherwise limit the ability of a Borrower to request and accept credit facilities from any Person (including any Bank).

Section 2.08. Purpose of Loans. The proceeds of the Loans will be used for general corporate purposes, which shall include the use thereof, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of funding or making payments on account of the purchase or redemption by API of any shares of capital stock of API or any related option, warrant or similar right, commercial paper backstop and intercompany loans from API to any of its Subsidiaries.

Section 2.09. Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to the first and/or second anniversary of the Effective Date, API, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Administrative Agent shall promptly notify each Bank of such request, and each Bank shall in turn, in its sole discretion, not later than 20 days prior to the applicable anniversary date, notify API and the Administrative Agent in writing as to whether such Bank will consent to such extension. If any Bank shall fail to notify the Administrative Agent and API in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Bank shall be deemed to be a Non-Extending Bank with respect to such request for an extension of the Termination Date.

(b) If all the Banks consent in writing to any such request in accordance with subsection (a) of this Section 2.09, the Termination Date in effect at such time shall, effective as at the applicable anniversary of the Effective Date (an “Extension Date”), be extended for one year, subject to subsection (e) of this Section 2.09. If less than all of the Banks consent in writing to any such request in accordance with subsection (a) of this Section 2.09, the Termination Date in effect at such time shall not be extended as to any Bank that has not so consented (each a “Non-Extending Bank”). To the extent that the Termination Date is not extended as to any Bank pursuant to this Section 2.09 and the Commitment of such Bank is not assumed in accordance with subsection (c) of this Section 2.09 on or prior to the applicable Extension Date, the Commitment of such Non-Extending Bank shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by API, such Bank or any other Person. It is understood and agreed that no Bank shall have any obligation whatsoever to agree to any request made by API for any extension of the Termination Date.

(c) If less than all of the Banks consent to any such request pursuant to subsection (a) of this Section 2.09, the Administrative Agent shall promptly so notify the Extending Banks, and each Extending Bank may, in its sole discretion, give written notice to the Administrative Agent not later than 10 days prior to the applicable Extension Date of the amount of the Non-Extending Banks’ Commitments for which it is willing to accept an assignment. If the Extending Banks notify the Administrative Agent that they are willing to accept assignments of

Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Extending Banks, such Commitments shall be allocated among the Extending Banks willing to accept such assignments in such amounts as are agreed between API and the Administrative Agent. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Extending Banks, API may arrange for one or more Extending Banks or other banks or financial institutions (each, an “Assuming Bank”) to assume, effective as of the Extension Date, any Non-Extending Bank’s Commitment and all of the obligations of such Non-Extending Bank under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Extending Bank; provided, however, that the amount of the Commitment of any such Assuming Bank as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Extending Bank is less than $10,000,000, in which case such Assuming Bank shall assume all of such lesser amount; and provided further that:

(i) any such Assuming Bank shall have paid to such Non-Extending Bank (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Extending Bank plus (B) any accrued but unpaid Commitment Fees owing to such Non-Extending Bank as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Extending Bank, and all other accrued and unpaid amounts owing to such Non-Extending Bank hereunder, as of the effective date of such assignment shall have been paid to such Non-Extending Bank; and

(iii) with respect to any such Assuming Bank, the applicable processing and recordation fee required under Section 11.08(c) for such assignment shall have been paid.

At least three Domestic Business Days prior to the effective date of any such assignment, (A) each such Assuming Bank shall have delivered confirmation in writing satisfactory to API and the Administrative Agent as to the amount of its Commitment and (B) each Non-Extending Bank being replaced pursuant to this Section 2.09 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Extending Bank. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Assuming Bank, as of the Extension Date, will be substituted for such Non-Extending Bank under this Agreement and shall be a Bank for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Banks, and the obligations of each such Non-Extending Bank hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.09) Banks having Commitments equal to at least 50% of the Commitments in effect immediately prior to the applicable Extension Date consent in writing to a requested extension not later than one Domestic Business Day prior to such Extension Date, the Administrative Agent shall so notify API, and, subject to subsection (e) of this Section 2.09, the Termination Date then in effect shall be extended for the additional one-year period in respect of all Extending Banks and Assuming Banks that become parties hereto pursuant to an assignment from a Non-Extending Bank as described in subsection (c) of this Section 2.09, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each

Extending Bank and each such Assuming Bank, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Banks (including, without limitation, each Assuming Bank) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Extending Bank and each such Assuming Bank. If the Termination Date is extended as provided in this paragraph (d), any Non-Extending Bank, and any assignee of a Non-Extending Bank, may become an Extending Bank by giving notice to that effect to the Administrative Agent indicating its intention to extend its Commitment to the Termination Date as so extended.

(e) Notwithstanding the foregoing, no extension of the Termination Date shall become effective under this Section 2.09 unless, on the applicable Extension Date, (i) the conditions set forth in paragraphs (b) and (c) of Section 6.02 (including the condition set forth in Section 6.02(c) insofar as it relates to representations and warranties contained in Sections 5.01(d)(ii) and 5.01(e) which are otherwise excluded in Section 6.02) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of API or (ii) the Banks shall have waived the requirements set forth in clause (i) of this sentence.

Section 2.10. Defaulting Banks. (a) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(i) fees shall cease to accrue on the Commitment of such Defaulting Bank (other than a Defaulting Bank only under clause (e) of the definition thereof) pursuant to Section 3.08(a);

(ii) the Unused Commitment of such Defaulting Bank (other than a Defaulting Bank only under clause (e) of the definition thereof) shall not be included in determining whether the Required Banks have taken or may take any action hereunder; and

(iii) any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied by the Administrative Agent, in the following order of priority: (x) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (y) second, to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement and (z) the balance to such Defaulting Bank.

(b) The rights and remedies against a Defaulting Bank under this Section 2.10 are in addition to other rights and remedies that any Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.

(c) In the event that the Administrative Agent and API agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans ratably in accordance with its Commitment (or, if the Total Commitments have terminated, as last in effect) and such Bank shall no longer be a Defaulting Bank.

ARTICLE 3

INTEREST, CONVERSION, FEES, ETC.

Section 3.01. Procedure for Interest Rate Determination. (a) Unless a Borrower shall request in a Revolving Credit Loan Request or in a Conversion Request that its Revolving Credit Loans, or portions thereof, bear interest as Revolving Eurodollar Loans, such Borrower’s Revolving Credit Loans shall bear interest as ABR Loans.

(b) Each Competitive Advance Loan shall bear interest on the basis, or at the rate per annum, determined pursuant to Section 2.07 and Section 3.03 or 3.04, as appropriate.

Section 3.02. Interest on ABR Loans. Each ABR Loan shall bear interest from the date of such ABR Loan until paid in full, or (if converted into a Revolving Eurodollar Loan) to (but excluding) the first day of the relevant Interest Period, payable in arrears on the last day of each calendar quarter, commencing with the first such date after the date hereof, and on the date such Loan is repaid, at a rate per annum (on the basis of (i) a 365-day year (366 days in the case of a leap year) if the Base Rate is calculated based on the “base rate” and (ii) a 360-day year if the Base Rate is calculated based on the Federal Funds Rate or LIBOR, for the actual number of days involved) equal to the sum of (i) the Base Rate Margin and (ii) the Base Rate in effect from time to time, which rate shall change as and when said Base Rate shall change.

Section 3.03. Interest on Revolving Eurodollar Loans and Competitive Eurodollar Loans. (a) Each Revolving Eurodollar Loan and each Competitive Eurodollar Loan shall bear interest from the date of such Loan to (but excluding) the last day of the relevant Interest Period, or (if earlier) to (but excluding) the Final Termination Date (in the case of a Revolving Eurodollar Loan) or the Maturity Date (in the case of a Competitive Eurodollar Loan), payable in arrears (A) with respect to Interest Periods of three months or less, on the last day of such Interest Period, and (B) with respect to Interest Periods longer than three months, on the date which occurs three months after the first day of such Interest Period and on the last day of such Interest Period, at a rate per annum (on the basis of a 360-day year for the actual number of days involved, with respect to each Interest Period, equal to the sum of (i) the Credit Default Swap Rate, in the case of a Revolving Eurodollar Loan, or the Competitive Advance Margin, in the case of a Competitive Eurodollar Loan, and (ii) LIBOR.

(b) The Interest Period for each Revolving Eurodollar Loan shall be selected by the relevant Borrower at least three Eurodollar Business Days prior to the beginning of such Interest Period. If such Borrower fails to notify the Administrative Agent of the Interest Period for a subsequent Revolving Eurodollar Loan at least three Eurodollar Business Days prior to the last day of the then current Interest Period of an outstanding Revolving Eurodollar Loan, then such outstanding Revolving Eurodollar Loan shall become an ABR Loan at the end of such current Interest Period.

(c) For so long as any Bank maintains reserves against “Eurocurrency Liabilities” pursuant to Regulation D of the Federal Reserve Board (or any successor regulation), each Borrower shall, subject to the two next succeeding sentences, contemporaneously with the related interest payments, pay additional interest on each Eurodollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) LIBOR divided by (B) one minus the Eurodollar Reserve Percentage over (ii) LIBOR. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that any Borrower may be required to make a payment pursuant to this Section 3.03(c). When requesting payment pursuant to this Section 3.03(c), each Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. Absent demonstrable error, such certificate shall be binding as to the amounts of additional interest owing in respect of such Bank’s Eurodollar Loans.

Section 3.04. Interest on Competitive Absolute Rate Loans. Each Competitive Absolute Rate Loan shall bear interest from the date of such Competitive Absolute Rate Loan to (but excluding) its Maturity Date, payable in arrears on the date such Loan is repaid, at a rate per annum (on the basis of a 360-day year for the actual number of days involved) equal to the Competitive Advance Rate applicable to such Competitive Absolute Rate Loan.

Section 3.05. Continuation and Conversion of Revolving Credit Loans. (a) A Borrower may request, by telephonic notice to the Administrative Agent of a Conversion Request, confirmed in writing in substantially the form of Exhibit D by no later than 4:00 P.M., New York time, on the same day, in advance of the requested Conversion Date as provided in the definition of “Conversion Request”, that:

(i) all the outstanding ABR Loans of such Borrower, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into a Revolving Eurodollar Loan on the requested Conversion Date; or

(ii) all the Revolving Eurodollar Loans of such Borrower having the same Interest Period, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into ABR Loans on the requested Conversion Date.

(b) Upon receipt of any such Conversion Request from a Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Effective on such Conversion Date and upon payment by such Borrower of the amounts, if any, required by Section 4.03, the Revolving Credit Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest as set forth in this Article 3 for the type of interest rate and, in the case of a conversion of ABR Loans into Revolving Eurodollar Loans, Interest Period selected by such Borrower.

Section 3.06. Post-Maturity Interest. After maturity (whether by acceleration or otherwise) of any Loan, such Loan shall bear interest, payable on demand, at a rate per annum equal to the sum of (i) 2% plus (ii) the Base Rate in effect from time to time plus (iii) the Base Rate Margin.

Section 3.07. Maximum Interest Rate. (a) Nothing in this Agreement or any other Credit Document shall require a Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 11.01 is intended to limit the rate of interest payable for the account of any Bank to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Bank by supervening provisions of U.S. federal law.

(b) If the amount of interest payable by a Borrower for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article 3, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

Section 3.08. Fees. (a) The Borrowers, jointly and severally, agree to pay, in arrears on each Fee Payment Date, to the Administrative Agent for the account of each Bank, a fee (the “Commitment Fee”) for each day during the quarterly period (or shorter period commencing on the Effective Date or ending on the Final Termination Date) ending on the Domestic Business Day immediately preceding such Fee Payment Date computed by applying the applicable percentages per annum set forth below based on the ratings on such day of API’s senior unsecured long-term debt (each range of ratings listed under any Level being inclusive of the ratings so listed) to the amount of the aggregate Unused Commitment on such day: Commitment Fee Percentage Per Annum

		Commitment Fee Percentage Per Annum
Level I
Moody’s:	Aa3 or above
S&P:	AA- or above	0.100%
Level II
Moody’s:	A1
S&P:	A+	0.125%
Level III
Moody’s:	A2
S&P:	A	0.150%
Level IV:
Moody’s:	A3
S&P:	A-	0.175%
Level V:
Moody’s:	Baa1 or lower
S&P:	BBB+ or lower	0.200%

(b) For purposes of Section 3.08(a), (i) if no rating for API’s senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level V rating, (ii) if the ratings established or deemed established by Moody’s and S&P shall fall within different Levels, the Commitment Fee shall be based upon the Level corresponding to the more favorable of such ratings except if the lower of such ratings is more than one Level below the higher of such ratings, the Commitment Fee shall be based upon the Level that is one Level below the higher of such ratings and (iii) if any rating established or deemed established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change. If the rating system of either Moody’s or S&P shall change prior to the Final Termination Date, API and the Banks shall negotiate in good faith to amend the references to specific ratings in this Section 3.08 to reflect such changed rating system.

(c) The Commitment Fee shall be computed based on a 365-day year (366 days in the case of a leap year), for the actual number of days involved.

ARTICLE 4

DISBURSEMENT AND PAYMENT

Section 4.01. Disbursement of Loans; Pro Rata Treatment of Banks. (a) ABR Loans shall be made by each Bank from its ABR Lending Office.

(b) Eurodollar Loans shall be made by each Bank from its Eurodollar Lending Office.

(c) Each payment of a Commitment Fee, each reduction of the Total Commitment and, except as expressly provided otherwise in this Agreement, each payment of principal of or interest on Revolving Credit Loans shall be apportioned among the Banks in proportion to each Bank’s Pro Rata Share.

(d) If API shall designate as an Additional Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and API, fulfill its Commitment by causing an affiliate of such Bank to act as the Bank in respect of such Additional Borrower (and such Bank shall, to the extent of Loans made to such Additional Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such affiliate in compliance with the provisions of Section 11.08).

Section 4.02. Method of Payment. (a) All payments of principal of and interest on the Loans and of fees hereunder shall be payable in Dollars.

(b) All payments to be made by the Borrowers hereunder shall be made not later than 2:00 P.M., New York time, on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its office referred to in Section 11.06 hereof.

(c) Whenever any payment of principal of, or interest on, ABR Loans or Competitive Absolute Rate Loans, or fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(e) Any and all payments made by a Borrower to the Administrative Agent or the Banks hereunder shall be made without right of set-off, counterclaim or other defenses.

(f) The Administrative Agent will promptly cause any payments received by it to be distributed to each Bank for whose account payment has been made in like funds.

Section 4.03. Compensation for Losses. (a) Compensation. If (i) a Borrower makes a prepayment of a Revolving Eurodollar Loan under Section 2.06 (other than a prepayment to a Bank to which Additional Costs or Additional Amounts may be due that has not complied with its obligations under Section 4.04(c)), or a Conversion Date selected by a Borrower pursuant to Section 3.05 for the conversion of Eurodollar Loans, or portions thereof, falls on a day other than the last day of the Interest Period for the amount so converted, (ii) a Borrower revokes any Borrowing Request for a Eurodollar Loan or any Eurodollar Loan or Competitive Advance Loan requested is not made because of the failure of the applicable conditions precedent specified in Section 6.02 to be satisfied, (iii) an outstanding Eurodollar Loan, or any portion thereof, is converted into an ABR Loan pursuant to Section 4.05 on any day other than the last day of the Interest Period applicable thereto or (iv) a Eurodollar Loan or Competitive Advance Loan (or portion thereof) shall be due and payable pursuant to Section 4.07, or declared to be due and payable prior to the scheduled maturity thereof pursuant to Section 8.01, on any day other than the last day of the Interest Period applicable thereto, then, subject to Section 4.03(b) and without duplication of any amounts described in Section 3.03(c) or 4.04, the relevant Borrower shall be obligated to pay to the relevant Bank an amount that will compensate such Bank for any loss or premium, penalty or expense incurred by such Bank as a result of such prepayment, conversion, failure to borrow, declaration or revocation of notice in respect of funds obtained for the purpose of making or maintaining such Eurodollar Loan or Competitive Advance Loan, or any portion thereof (other than loss of margin after the date of such prepayment, conversion, failure to borrow, declaration or revocation of notice). Such compensation may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not borrowed or converted, for the period from the date of such payment or prepayment or conversion or failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure to borrow) in each case at the applicable rate of interest for such Loan provided for herein (excluding, however, any margin included therein) over (ii) the amount of interest (as determined in good faith by such Bank) that would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank market.

(b) Certificate, Etc. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that any Borrower may be required to make any payment pursuant to this Section 4.03. When requesting payment pursuant to this Section 4.03, such Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth in reasonable detail the amount required to be paid by the Borrowers to such Bank and the computations made by such Bank to determine such amount. The applicable Borrower shall have a 30-day period following the receipt of such certificate (if such Borrower in good faith disagrees with the assertion that any payment under this Section 4.03 is due or with the amount shown as due on such certificate and so notifies such Bank of such disagreement within five Domestic Business Days following receipt of such certificate) to negotiate with such Bank, which negotiations shall be conducted by the respective parties in good faith, and to agree upon another amount that will adequately compensate such Bank, it being expressly understood that if such Borrower does not provide the required notice of its disagreement as provided above, then such Borrower shall pay the amount shown as due on the certificate on the tenth Domestic Business Day following receipt thereof and further if such Borrower does provide such required notice, and negotiations are entered into in good faith but do not result in agreement by such Borrower and such Bank within the 30-day period, then such Borrower shall pay the amount shown as due on the certificate on the last day of such period.

Section 4.04. Withholding, Reserves and Additional Costs. (a) Withholding. (i) All payments payable under this Agreement to a Bank (including payments of principal of and interest on Loans) shall be made to such Bank free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than Excluded Taxes (“Taxes”). If any Taxes are required to be withheld or deducted from any amount payable by a Borrower under this Agreement, then the amount so payable under this Agreement shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom (the amount of such increase, an “Additional Amount”), will yield to such Bank the amount stated to be payable under this Agreement. The relevant Borrower shall execute and deliver to any Bank upon its request such further instruments as may be necessary or desirable to give full force and effect to any such increase. The relevant Borrower shall also hold each Bank harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within “Taxes”). If any of the Taxes specified in this Section 4.04(a) are paid by a Bank, the relevant Borrower shall, within 10 days after demand of such Bank, reimburse such Bank for such payments, together with any interest, penalties and expenses incurred in connection herewith. Each Borrower shall deliver to the Administrative Agent certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Administrative Agent for all Taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder. Notwithstanding the foregoing, the Borrowers shall be entitled, to the extent required to do so by law, to deduct or withhold (and shall not be required to make payments of any Additional Amounts or indemnification payments as otherwise required by this Section 4.04 on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank other than a Bank (i) that is a U.S. Person for U.S. federal income tax purposes or (ii) that has the Prescribed Forms on file with the Borrowers for the applicable year, unless the failure to leave such forms on file results from a change in law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof subsequent to the date the Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the applicable Borrower pursuant to Section 4.04(a); provided that if a Borrower shall so deduct or withhold any such taxes, such Borrower shall provide a statement to the Administrative Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.

(ii) If any Bank has received or been granted a refund or repayment of, any Tax paid or payable by it in respect of or which takes account of any Tax with respect to which an Additional Amount was paid by a Borrower (an “Indemnified Tax”) or other matter giving rise to such payment, such Bank shall, to the extent it determines in good faith that it can do so without prejudice to the retention of the amount of such refund or repayment, pay to such Borrower such amount as such Bank shall determine in good faith to be attributable to such Indemnified Tax or other matter and which will leave such Bank (after such payment to the Borrower) in a position no better or worse than it would have been in had such Borrower not been required to deduct or withhold such Indemnified Tax or such other matter had not arisen; provided that such Borrower upon the written request of such Bank, shall return to such Bank the amount of any such refund, repayment in the event that such Bank is required to repay such amount to the relevant Governmental Authority.

(b) Additional Costs. (i) Without duplication of any amounts payable described in Section 3.03(c), 4.04(a) or 4.04(b)(ii), if after the date hereof there shall have occurred any change in any law or regulation or in the interpretation thereof by any court or Governmental Authority charged with the administration thereof or the enactment of any law or regulation shall either (A) impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to any Bank’s Commitment or its Revolving Eurodollar Loans or (subject to Section 2.07(c)) Competitive Eurodollar Loans, (B) subject such Bank to any duty or other charge with respect to any of its Revolving Eurodollar Loans or (subject to Section 2.07(c)) Competitive Eurodollar Loans or its obligations to make Revolving Eurodollar Loans or (C) impose on such Bank any other condition regarding this Agreement, its Commitment to make Revolving Eurodollar Loans or its Revolving Eurodollar Loans or (subject to Section 2.07(c)) Competitive Eurodollar Loans and the result of any event referred to in clause (A), (B) or (C) shall be to increase the cost (“Additional Costs”) to such Bank of maintaining its Commitment to make Revolving Eurodollar Loans or making or maintaining its Revolving Eurodollar Loans or (subject to Section 2.07(c)) Competitive Eurodollar Loans or shall reduce the amounts received or receivable hereunder (which Additional Costs shall be calculated by such Bank in good faith in accordance with each Bank’s internal policies, including any reasonable averaging and attribution methods) by an amount which such Bank in good faith shall determine to be material, then, subject to Sections 4.04(c) and (d), the relevant Borrower shall pay to such Bank an amount equal to such Additional Costs.

(ii) Without duplication of any amounts described in Section 3.03(c), 4.04(a) or 4.04(b)(i), if after the date hereof the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or instrumentality charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or instrumentality, has or would have the effect of reducing the rate of return on capital for such Bank or any corporation controlling such Bank as a consequence of its obligations under this Agreement to a level below that which such Bank shall determine in good faith that reasonably could have been achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy), then from time to time, subject to Sections 4.04(c) and (d), the relevant Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

Notwithstanding anything herein to the contrary, this Section 4.04(b) shall not apply to (i) increased costs or reduction in amounts received or receivable hereunder resulting from any Tax or Excluded Tax, as to which Section 4.04(a) shall govern or (ii) changes in the basis of taxation of net income by the United States or any other jurisdiction which are applicable to any Bank or its lending office.

(c) Mitigation. If, with respect to a Bank, a condition arises or an event occurs after the date hereof that would, or would upon the giving of notice, result in the payment of any Additional Costs or Additional Amounts pursuant to this Section 4.04 or the delivery by such Bank of any notice described in the first sentence of Section 4.05, then such Bank, promptly upon becoming aware of the same, shall notify API (with a copy to the Administrative Agent) thereof and at API’s request shall take such steps as may be available to it and acceptable to the Borrowers to mitigate the effects of such condition or event (which shall include efforts consistent with legal and regulatory restrictions applicable to it to book the Loans held by such Bank hereunder at another lending office of such Bank if such other lending office is not, in the reasonable judgment of such Bank, otherwise disadvantageous to such Bank); provided that such Bank shall be under no obligation to take any step that, in its good faith judgment, would result in its incurring any unreimbursed Additional Costs, additional Taxes or other additional costs in performing its obligations hereunder (unless the Borrower has agreed to reimburse it for the same) or would, in the good faith judgment of such Bank, be materially disadvantageous to such Bank.

(d) Certificate, Etc. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that the Borrowers may be required to make any payment pursuant to this Section 4.04. When requesting payment pursuant to this Section 4.04, a Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank specifying the event giving rise to such claim and setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by each Borrower to such Bank and the computations made by such Bank to determine such amount. Anything herein notwithstanding, no Bank shall have the right to demand payment of Additional Amounts or compensation for

Additional Costs or a reduced rate of return under this Section 4.04 (i) with respect to any period more than 180 days prior to the date it has made a demand pursuant to this Section 4.04, provided if any Additional Amounts or Additional Costs arise from a change of law that is retroactive, then the 180 day period shall be extended to include the period of retroactive effect thereof, (ii) to the extent that such Bank determines in good faith that the interest rate or margin on the relevant Loans appropriately accounts for any Additional Costs, (iii) unless demand thereunder is made in accordance with a policy of the Bank being applied in good faith to all borrowers similarly situated and (iv) with respect to any Competitive Eurodollar Loan if it shall have obtained actual knowledge of the change giving rise to such request at the time of submission of such Bank’s Competitive Advance Bid pursuant to which such Competitive Eurodollar Loan shall have been made, unless notice of such Bank’s entitlement to such compensation shall have been furnished to the relevant Borrower at or prior to such time.

(e) Prescribed Forms. (i) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will, to the extent it has not previously done so, deliver to API or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to API) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under the Notes without deduction or withholding of any United States federal income taxes. Each Bank further undertakes to deliver to API or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to API) (i) two further duly completed copies of the said Form W-8BEN or W-8ECI, or successor applicable forms, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by a Borrower, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Bank from duly completing and delivering any such form with respect to it and such Bank advises API or the Administrative Agent (and the Administrative Agent agrees that it will advise API) that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and (ii) two duly completed copies of any other form or certification that may become applicable to such Bank certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes.

(ii) If a payment made to a Bank hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to API and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by API or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by API or the Administrative Agent as may be necessary for API or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct or withhold from such payment.

Section 4.05. Unavailability and Impracticability. If, after the date hereof, a Bank shall have determined in good faith that the making or maintenance of all or any part of such Bank’s Eurodollar Loans has been made (i) unlawful because of compliance by such Bank with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof, in each case issued after the date hereof, or with any request or directive made after the date hereof of such body (whether or not having the effect of law) or (ii) impracticable because deposits in Dollars in the amounts and requested maturities of such Loans are not available to the Bank in the applicable interbank market or that the rate applicable to such Loans will not adequately reflect the cost to such Bank of making, funding or maintaining such Loans for the applicable Interest Period, then the Administrative Agent, upon receipt of written notice of such determination by such Bank, shall forthwith advise the other Banks and API thereof. After the date specified in such notice and until such time as the Administrative Agent, upon receipt of written notice to it by such Bank, shall notify API and the other Banks that the circumstances specified by it in such notice no longer apply, then notwithstanding any other provision of this Agreement:

(i) the Eurodollar Loans of such Bank shall automatically be converted to ABR Loans, without any requirement of compliance by the Borrowers with Section 3.05, 4.03 or 4.04, on (x) the last day of the outstanding Interest Period or Periods applicable thereto, unless awaiting such date is unlawful or (y) if awaiting such date is unlawful, immediately upon the receipt by the applicable Borrower of such notice;

(ii) the obligation of such Bank to make, convert ABR Loans into, or continue for an additional Interest Period, Revolving Eurodollar Loans shall be suspended, and, if the Borrower shall request in a Revolving Credit Loan Request or Conversion Request that such Bank make a Revolving Eurodollar Loan, the Loan requested to be made by such Bank shall instead be made as an ABR Loan; and

(iii) such Bank shall not submit any Competitive Advance Bid with respect to Competitive Eurodollar Loans.

Such Bank shall promptly notify the Administrative Agent, which thereupon shall promptly notify API, when such specified circumstances no longer apply.

Section 4.06. Substitution of Banks. If any Bank (a) shall request any compensation or indemnity under Section 4.03 or 4.04, (b) shall give any notice described in the first sentence of Section 4.05, (c) shall become a Non-Consenting Bank or (d) is a Defaulting Bank, the Borrowers shall have the right to require such Bank to assign all its interests, rights and obligations under this Agreement to another Bank or financial institution identified by the Borrowers with the assistance of the Administrative Agent (and the Administrative Agent agrees to use its reasonable efforts so to assist the Borrowers); provided, however, that (i) such assignment shall not conflict with any applicable statute, law, rule, regulation, order or decree of any Governmental Authority and (ii) the assigning Bank shall have received from the Borrowers and/or such assignee full payment of the principal of all then-outstanding Loans made by such Bank hereunder, together with accrued and unpaid interest thereon, and (provided that such Bank has complied with its obligations under Section 4.04(c)) all other amounts owed to it hereunder.

Section 4.07. Repayment of Loans. (a) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent for the ratable benefit of each Bank on the Termination Date applicable to such Bank the aggregate principal amount of the Revolving Credit Loans made by such Bank to such Borrower and then outstanding.

(b) Competitive Advance Loans. Each Borrower shall repay to the Administrative Agent for the ratable benefit of each Bank that has participated in a Competitive Advance Loan made to such Borrower on the Maturity Date of such Competitive Advance Loan the aggregate principal amount of such Competitive Advance Loan.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Borrowers. The Borrowers severally represent and warrant that:

(a) Corporate Existence and Power. Each Borrower has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as presently conducted.

(b) Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of each of the Credit Documents to which such Borrower is a party are within the corporate powers of such Borrower and have been duly authorized by all necessary corporate action of such Borrower, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene in any material respect, or constitute a material default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws (or similar constitutive instruments) of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or result in the creation or imposition of any material Lien on any asset of any Borrower or any Material Subsidiary.

(c) Binding Effect. This Agreement constitutes a valid and binding agreement of each Borrower, and each Note will constitute a valid and binding obligation of the Borrower party to such Note when executed and delivered by such Borrower in accordance with this Agreement, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally, and to general equity principles, regardless of whether considered in a proceeding in equity or at law.

(d) Financial Information. (i) The consolidated balance sheet of API and its Consolidated Subsidiaries as of December 31, 2009 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and filed with the SEC in API’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the unaudited consolidated balance sheet of API and its Consolidated Subsidiaries as of September 30, 2010 and the related consolidated statements of income and cash flows of API and its Consolidated Subsidiaries for the nine-month period ended on such date filed with the SEC in API’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, copies of which have been made available to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of API and its Consolidated Subsidiaries as of such dates and its consolidated income and cash flows and, in the case of the Company’s Form 10-K, changes in shareholders’ equity for such periods.

(ii) Except as publicly disclosed by API prior to the Effective Date, as of the Effective Date, there has been no material adverse change since December 31, 2009 in the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(e) Litigation. (i) There is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of API or ACC, threatened, against API or any Subsidiary which in any manner seeks to avoid the obligations of any Borrower to repay Loans or of API under the guaranty set forth in Article 10. (ii) As of the Effective Date, there is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of API or ACC, threatened, against API or any Subsidiary in which there is a reasonable possibility of an adverse decision which would be reasonably likely to materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole, except as disclosed (x) in the reports or financial statements referred to in Section 5.01(d) or (y) in Schedule 5.01(e).

(f) Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except to the extent that any failure so to be in compliance would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole. As of the Effective Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, except to the extent that any such waivers, failures and liabilities would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(g) Taxes. United States federal income tax returns of API and its domestic Subsidiaries have been examined and closed through the fiscal year ended December 31, 2007. API and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by API or any Subsidiary, except for assessments being contested in good faith by appropriate proceedings and as to which API or such Subsidiary has set aside adequate reserves on its books. The charges, accruals and reserves on the books of API and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of API, adequate in all material respects.

(h) Material Subsidiaries. Each Material Subsidiary has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure of any of the foregoing would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(i) Investment Company Act. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Disclosure. All information heretofore furnished by the Borrowers to the Administrative Agent or any Bank in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole, was true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified and API has disclosed to the Banks in writing (including in any materials publicly filed by API with the SEC) any and all facts known to API which it reasonably believes materially and adversely affect or may materially and adversely affect (to the extent API can now reasonably foresee) the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(k) Environmental Matters. In the ordinary course of its business, API conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of API and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, API has reasonably concluded that, as of the Effective Date, Environmental Laws are unlikely to have a material adverse effect on the business, consolidated financial condition, or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(l) Federal Reserve Regulations. After giving effect to the application of the proceeds of each Loan, not more than 25% of the value of the consolidated assets of API (based on book value or another reasonable measure) will consist of or be represented by “margin stock” within the meaning of Regulation U of the Federal Reserve Board.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.01. Conditions to Effectiveness. This Agreement shall not become effective until the earliest date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied, or waived in writing by the Banks:

(a) Agreements. The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by each of the Banks, the Initial Borrowers and the Administrative Agent (or in the case of any such party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received, in form satisfactory to it, telecopy or other written confirmation from such party of its execution of a counterpart of this Agreement).

(b) Evidence of Corporate Action. The Administrative Agent shall have received the following:

(i) API. (A) a copy of the Restated Certificate of Incorporation, as amended, of API, certified as of a recent date not later than the Effective Date by the Secretary of State of the State of New York, and a certificate as to the good standing of API as of a date not earlier than ten Domestic Business Days prior to the Effective Date, from such Secretary of State;

(B) a certificate of the Secretary or Assistant Secretary of API, dated the Effective Date, and certifying (1) that attached thereto is a true and complete copy of the by-laws of API as in effect on such date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of API authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation of API has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i)(A) above, and (4) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of the API;

(C) a certificate of a Responsible Officer of API as to the incumbency and signature of the Secretary or Assistant Secretary of API executing the certificate described in clause (i)(B) above; and

(D) a certificate of a Responsible Officer of API, dated the Effective Date, stating that (1) the representations and warranties set forth in Section 5.01 are correct on and as of the Effective Date and (2) no Default or Event of Default has occurred and is continuing.

(ii) ACC. (A) a copy of the Certificate of Incorporation, as amended, of ACC, certified as of a recent date not later than the Effective Date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of ACC as of a date not earlier than ten Domestic Business Days prior to the Effective Date, from such Secretary of State;

(B) a certificate of the Secretary or Assistant Secretary of ACC, dated the Effective Date, and certifying (1) that attached thereto is a true and complete copy of the by-laws of ACC as in effect on such date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of ACC authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation of ACC has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii)(A) above, and (4) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of ACC; and

(C) a certificate of a Responsible Officer of ACC as to the incumbency and signature of the Secretary or Assistant Secretary of ACC executing the certificate described in clause (ii)(B) above.

(c) Legal Opinions. The Administrative Agent shall have received an opinion of the General Counsel of API, substantially in the form of Exhibit G-1 hereto, an opinion of Sidley Austin LLP, substantially in the form of Exhibit G-2 hereto, and an opinion of Shearman & Sterling LLP, counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Repayment of Outstanding Loans. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that (i) all Loans outstanding under the Existing Credit Agreement, and all interest and fees that are payable thereunder, shall have been paid in full and (ii) the commitments thereunder have been terminated.

(e) Other Documents. Such other documents as the Administrative Agent or any Bank may reasonably request in order to satisfy its “know your customer” or related requirements.

Section 6.02. Conditions to Each Loan. The obligations of each Bank to make any Loan (including the initial Loans) are subject to the conditions that the Effective Date shall have occurred and that, on the Borrowing Date of each such Loan and after giving effect thereto, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required

Banks, and upon such satisfaction or waiver each such Bank will give a written confirmation of the same to the relevant Borrower upon request:

(a) Borrowing Request. The Administrative Agent shall have received from such Borrower a Borrowing Request, in the appropriate form and in the manner contemplated hereby.

(b) Absence of Defaults. No Default or Event of Default shall have occurred and be continuing.

(c) Representations and Warranties. The representations and warranties contained in Section 5.01 (other than the representations and warranties contained in Sections 5.01(d)(ii) and 5.01(e)(ii) or any other representations or warranties that expressly relate to a date certain) shall be true and correct with the same effect as though such representations and warranties had been made at the time of such Loan.

(d) Additional Conditions for Loans to Additional Borrowers. In the case of a Loan to an Additional Borrower, none of the following shall have occurred and be continuing:

(i) Such Additional Borrower shall fail to make any payment in respect of Debt, other than Debt under this Agreement or any Notes, having an aggregate principal or face amount of $100,000,000 or more when due or within any applicable grace period;

(ii) Any event or condition (other than those covered by clause (i) above) shall occur which (i) results in the acceleration of the maturity of Debt (other than Debt under any Credit Document) of such Additional Borrower having an aggregate principal amount of $100,000,000 or more or (ii) would presently cause or allow the maturity of any Debt (other than Debt under any Credit Document) of such Additional Borrower having an aggregate principal amount of $100,000,000 or more to be accelerated;

(iii) Such Additional Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or admit such failure in writing), or shall take any corporate action to authorize any of the foregoing;

(iv) An involuntary case or other proceeding shall be commenced against such Additional Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against such Additional Borrower under the Federal bankruptcy laws as now or hereafter in effect; or

(v) Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against such Additional Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of more than 30 days.

Section 6.03. Satisfaction of Conditions Precedent. Acceptance by a Borrower of the proceeds of any Loan shall be deemed to constitute a certification of such Borrower that, as of the relevant Borrowing Date, each of the applicable conditions precedent in Section 6.02 has been satisfied or waived in writing.

Section 6.04. Additional Borrowers. In the case of the first Loans to be made to an Additional Borrower, in addition to the conditions set forth in Section 6.02, the obligations of each Bank to make such Loans are subject to the condition that, on the Borrowing Date of each such Loan, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required Banks, and upon such satisfaction or waiver each Bank will give written confirmation of the same to the relevant Additional Borrower:

(a) Designation and Confirmation. The Administrative Agent shall have received an Additional Borrower Designation and an Additional Borrower Confirmation, in substantially the forms of Exhibits E-2 and E-3, respectively, duly executed and delivered by API and such Additional Borrower, respectively;

(b) Bank Consent. In the case of an Additional Borrower not listed on Schedule 6.04, all the Banks shall have consented to the designation of that Additional Borrower as such; and

(c) Evidence of Corporate Action. The Administrative Agent shall have received:

(i) a certificate of the Secretary or Assistant Secretary (or similar official) of such Additional Borrower, dated the Borrowing Date, and certifying (A) that attached thereto is a true and complete copy of the constitutive instruments of such Additional Borrower as in effect on such date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Additional Borrower authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of such Additional Borrower; and

(ii) a certificate or certificates of a Responsible Officer of such Additional Borrower as to the incumbency and signature of the Secretary of Assistant Secretary (or similar official) of such Additional Borrower executing the certificate described in clause (i) above.

ARTICLE 7

COVENANTS

Section 7.01. Affirmative Covenants. API (and, in the case of Section 7.01(f), each Borrower (on and after the date on which it shall become a Borrower)) agrees that, so long as any Bank has in effect any Commitment hereunder or any amount payable on any Loan remains unpaid:

(a) Financial Information. API will deliver to the Administrative Agent:

(i) subject to Section 11.06(d), as soon as available and in any event within 75 days after the end of each fiscal year of API, a consolidated balance sheet of API and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(ii) subject to Section 11.06(d), as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of API, a consolidated balance sheet of API and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statement of income for such quarter and the portion of the fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the fiscal year ended at the end of such quarter, all reported in a manner acceptable to the SEC and certified as to fairness of presentation, GAAP and consistency by a Responsible Officer of API;

(iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer of API (A) setting forth in reasonable detail the calculations required to establish whether API was in compliance with the requirements of Section 7.02(d) on the date of such financial statements and (B) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which API is taking or proposes to take with respect thereto;

(iv) simultaneously with the delivery of each set of financial statements referred to in clause (i) above, a statement of the firm of independent public accountants which reported on such statements (A) whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and (B) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (iii) above;

(v) within five days of any Responsible Officer of the Borrower or API obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Responsible Officer of API stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which API is taking or proposes to take with respect thereto;

(vi) subject to Section 11.06(d), promptly upon the mailing thereof to the shareholders of API generally, copies of all financial statements, reports and proxy statements so mailed;

(vii) subject to Section 11.06(d), promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which API or the Borrower shall have filed with the SEC;

(viii) if and when any member of the ERISA Group (A) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice, (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice, (D) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application, (E) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC, (F) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (G) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, a certificate of the Treasurer or chief financial officer of API setting forth details as to such occurrence and action, if any, which API or the applicable member of the ERISA Group is required or proposes to take; and

(ix) from time to time, such additional information regarding the financial position or business of the Borrowers (including notification of any change in the ratings assigned to API by S&P or Moody’s) as the Administrative Agent, at the request of any Bank, may reasonably request.

(b) Maintenance of Property; Insurance. (i) API will keep, and will cause each Material Subsidiary to keep, all material property useful and necessary in its business in substantial good working order and condition, ordinary wear and tear excepted.

(ii) API will, and will cause each Material Subsidiary to, maintain (either in the name of API or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(c) Continuation of Business. API and its Subsidiaries will continue to engage in business of the same general type as conducted by API and its Subsidiaries on the date hereof, considered as a whole. API will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing contained in this sentence shall be deemed to prevent API or any Subsidiary from consummating any transaction not prohibited by Section 7.02(a).

(d) Compliance with Law. API will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation and to the extent applicable, anti-terrorism and money laundering laws, Environmental Laws, ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where failure so to comply would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(e) Books, Records and Inspection. API will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions and the assets and business of API and its Subsidiaries so as to permit the preparation of financial statements of API and its Subsidiaries in accordance with GAAP; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

(f) Use of Proceeds. The proceeds of each Loan (i) will be used by the relevant Borrower for the purposes described in Section 2.08 and (ii) will not be used by such Borrower in violation of any applicable law or regulation, including Regulation U and Regulation X of the Federal Reserve Board.

Section 7.02. Negative Covenants. API agrees that, so long as any Bank has any Commitment hereunder or any Loan remains unpaid:

(a) Mergers, Consolidations and Sales of Assets. API will not, and, so long as any Loans made to ACC are outstanding hereunder, will not permit ACC to, consolidate with or merge with or into any other person or sell, convey or otherwise transfer its properties or assets substantially as an entirety to any Person or Persons, except that (i) API may merge with a person that is a U.S. corporation, so long as API is the corporation surviving such merger and no Default or Event of Default shall have occurred or be continuing immediately after such merger and (ii) ACC may consolidate with or merge with or into API or any Wholly-Owned Subsidiary.

(b) Negative Pledge. API will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset (including, without limitation, any stock of any Material Subsidiary) now owned or hereafter acquired by it, except:

(i) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(ii) any Lien on any assets securing Debt (including Capital Leases) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(iii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 7.02(b), provided that such Debt is not increased and is not secured by any additional assets;

(iv) any Lien existing on any asset prior to the acquisition thereof by API or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(v) Liens for taxes or assessments and similar charges either (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of API and its Subsidiaries;

(vi) Liens arising out of judgments or orders against API or any Consolidated Subsidiary with respect to which API or such Consolidated Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, provided that (A) API or such Consolidated Subsidiary, as the case may be, shall have secured, within 60 days after the creation thereof, an effective stay of execution pending such appeal or review, and (B) except with respect to (x) judgments and orders with respect to non-United States taxes against Consolidated Subsidiaries organized or conducting a substantial portion of their business outside the United States, and (y) judgments and orders for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order, the aggregate amount of such judgments and orders shall not exceed $200,000,000;

(vii) Liens for minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of the real properties of API and the Consolidated Subsidiaries, considered as a whole, or materially impair their use in the operation of the business of API or the Consolidated Subsidiary owning the same;

(viii) Liens of Consolidated Subsidiaries securing Debt of such Consolidated Subsidiaries to API;

(ix) Liens in favor of the Administrative Agent or the Banks securing obligations and liabilities of the Borrowers hereunder;

(x) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;

(xi) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and pension or other social security laws or regulations;

(xii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(xiii) to the extent not covered by the foregoing, any other Liens incurred in the ordinary course of business, provided that the aggregate amount of all such other Liens shall not exceed $100,000,000 at any time outstanding.

(c) Ownership of Other Borrowers. API will at no time at which any Loans made to (i) ACC are outstanding hereunder own less than 100% of each outstanding class of capital stock of ACC or (ii) any Additional Borrower are outstanding hereunder, permit such Additional Borrower to cease to be a Subsidiary.

(d) Interest Coverage Ratio. As of the last day of each fiscal quarter of API, the Interest Coverage Ratio will not be less than 4:1.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01. Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) A Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five Domestic Business Days after the date when due any interest, fee or other amount payable hereunder;

(b) API shall fail to observe or perform any of its covenants contained in Section 7.01(a)(v), 7.01(c) (as to the preservation of a Borrower’s corporate existence) or Section 7.02;

(c) A Borrower shall fail to observe or perform any of its covenants or agreements contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to API by the Administrative Agent at the request of any Bank;

(d) Any representation, warranty, certification or statement made by a Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made (it being understood that good faith projections that are reasonable when made shall not be considered representations, warranties, certifications or statements for purposes of this Section 8.01(d));

(e) API, ACC, or any Material Subsidiary shall fail to make any payment in respect of Debt, other than Debt under this Agreement or any Notes, having an aggregate principal or face amount of $100,000,000 or more when due or within any applicable grace period;

(f) Any event or condition (other than those covered by clause (e) above) shall occur which (i) results in the acceleration of the maturity of Debt (other than Debt under any Credit Document) of API or any Material Subsidiary having an aggregate principal amount of $100,000,000 or more or (ii) would presently cause or allow the maturity of any Debt (other than Debt under any Credit Document) of API or any Material Subsidiary having an aggregate principal amount of $100,000,000 or more to be accelerated;

(g) API, ACC, or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or admit such failure in writing), or shall take any corporate action to authorize any of the foregoing;

(h) An involuntary case or other proceeding shall be commenced against API or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against API or any Material Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;

(i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition specified in Section 4042(a)(1) of ERISA, shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000;

(j) Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against API or any Material Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of more than 30 days; provided, however, that any such judgment or order shall not be an Event of Default under this Section 8.01(j) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(k) A Change of Control of API;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrowers, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrowers, declare the Loans and any Notes (together with accrued interest thereon) to be, and such Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to a Borrower, without any notice to the Borrowers or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans and any Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 8.02. Notice of Default. The Administrative Agent shall give written notice to the Borrowers of the occurrence of any Event of Default under Section 8.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE BANKS

Section 9.01. Authorization and Action. Each Bank hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Banks and, except with respect to Section 9.06, the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

Section 9.02. Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Bank. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

(b) Each Bank understands that the Person serving as Administrative Agent, acting in its individual capacity, and its affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrowers or their affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrowers and their affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower or its affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of any Borrower or its affiliates. Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning a Borrower or its affiliates (including information concerning the ability of a Borrower to perform its obligations hereunder) which information may not be available to any of the Banks that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by this Agreement to be transmitted by the Administrative Agent to the Banks.

(c) Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including a Borrower and its affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder). Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information concerning a Borrower or its affiliates (including information concerning the ability of such Borrower to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrowers or their Affiliates) or for its own account

Section 9.03. Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its affiliates to liability or that is contrary to this Agreement or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.04 or 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until a Borrower or any Bank shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty,

representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loan, and such Bank shall not have made available to the Administrative Agent such Bank’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 9 and Section 11.10 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Banks, with the prior written consent of API (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor, which shall be a commercial bank or an affiliate of a Bank with an office in New York, New York, or an affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Administrative Agent may with the prior written consent of API (which consent shall not be unreasonably withheld or delayed) on behalf of the Banks appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Banks, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Bank Appointment Period notify the Borrower and the Banks that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 11.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-Reliance on Administrative Agent and Other Banks.

(a) Each Bank confirms to the Administrative Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 9.08. Indemnification. Each Bank agrees (which agreement shall survive repayment of the Loans) to indemnify the Administrative Agent, to the extent not reimbursed by the Borrowers, ratably in accordance with its respective Commitment in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitment shall have terminated and the Loans shall have been paid in full, ratably in accordance with its respective Commitment immediately prior to such date), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document, or any action taken or omitted to be taken by the Administrative Agent under any Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its officers or employees. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in such capacity in connection with the enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements hereto or thereto, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

Section 9.09. Sharing of Payments and Expenses. All funds for the account of the Banks received by the Administrative Agent in respect of payments made by a Borrower pursuant to, or from any Person on account of, any Credit Document shall be distributed forthwith by the Administrative Agent among the Banks, ratably in proportion to their respective interests therein. In the event that any Bank shall receive from a Borrower or any other source any payment of, on account of, or for or under any Credit Document (whether received pursuant to the exercise of any right of set-off, banker’s lien, realization upon any security held for or appropriated to such obligation or otherwise as permitted by law) other than in proportion to its Pro Rata Share, except for amounts payable to such Bank under Section 4.03, 4.04, 4.06 or 4.07 hereof, then such Bank shall purchase at par from each other Bank so much of its interest in obligations of the Borrowers as shall be necessary in order that each Bank shall share such payment with each of the other Banks in proportion to each Bank’s Pro Rata Share. In the event that any purchasing Bank shall be required to return any excess payment received by it, the purchase shall be rescinded and the purchase price restored to the extent of such return, but without interest.

Section 9.10. Other Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “joint book runner”, “syndication agent”, “documentation agent” or “co-documentation agent”, or any Affiliate of such Banks, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any Bank, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified (or such Affiliates) shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified (or such Affiliates) in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 10

THE GUARANTY

Section 10.01. The Guaranty. API unconditionally and irrevocably guarantees the prompt payment when due of all present and future obligations and liabilities of all kinds (including post-petition interest, whether or not such interest constitutes an allowed claim in the related bankruptcy or insolvency proceeding) of each other Borrower to the Banks under any Credit Document, whether incurred by such Borrower as maker, endorser, drawer, acceptor, guarantor, accommodation party or otherwise, and whether due or to become due, secured or unsecured, absolute or contingent, joint or several, and howsoever or whenever incurred by such Borrower (the “Guaranteed Obligations”).

Section 10.02. Absolute Guaranty. API’s obligations hereunder shall not be affected by (a) the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument evidencing the Guaranteed Obligations (b) the existence, legality, validity, enforceability (including as a result of a bankruptcy, reorganization or similar proceeding), perfection, or extent of any collateral therefor, (c) any change in the corporate existence or structure of any other Borrower, (d) any claims or set-offs that API may have, (e) any law, regulation, decree or order of any jurisdiction or any event affecting any term of the Guaranteed Obligations or the rights of any Bank with respect thereto or (f) any other circumstance relating to the Guaranteed

Obligations or the Borrowers (other than API) which might otherwise constitute a defense available to any surety or guarantor or to this Guaranty. The Banks make no representation or warranty in respect of any such circumstance and have no duty or responsibility whatsoever to API with respect to the management or maintenance of the Guaranteed Obligations or any collateral therefor. The Banks shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that a Borrower becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Banks so to file shall not affect API’s obligations hereunder. In the event that any payment to the Banks in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, API shall remain liable hereunder in respect of such Guaranteed Obligation as if such payment had not been made.

Section 10.03. Consents, Waivers and Renewals. API agrees that the Banks may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of API, extend the time of payment of, exchange or surrender any collateral for, or renew any Guaranteed Obligations, and may also make any agreement with ACC, an Additional Borrower or with any other party to or person liable on any Guaranteed Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Banks, ACC, an Additional Borrower or any such other party or person, without in any way impairing or affecting this Guaranty. API agrees that the Banks may resort to API for payment of any Guaranteed Obligations, whether or not the Banks shall have resorted to any collateral security, or shall have proceeded against any Borrower or other obligor principally or secondarily obligated with respect to any of the Guaranteed Obligations.

Section 10.04. Subrogation. API will not exercise any rights which it may acquire by way of subrogation or by any indemnity, reimbursement or other agreement, and shall not exercise any right of recourse to any assets or property of any other Borrower held for the payment and performance of the Guaranteed Obligations, unless and until all of the Guaranteed Obligations have been paid in full and all Commitments have been terminated. If any amount shall be paid to API in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

Section 10.05. Continuing Guaranty. API’s obligations hereunder shall remain in full force and effect until the principal of and interest on the Loans and all other amounts payable by any other Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on the Loans or any other amount payable by any such Borrower under this Agreement is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, API’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 10.06. Waiver of Notice. API waives notice of the acceptance of this Guaranty and of the making of any loans or extensions of credit to any other Borrower, presentment to or demand or payment from anyone whomsoever liable upon any of the Guaranteed Obligations, presentment, demand, notice of dishonor, protest, notice of any sale of collateral security and all other notices whatsoever.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 11.02. Set-off. Each Bank is hereby authorized at any time and from time to time upon the occurrence of an Event of Default that is continuing, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Bank to or for the credit or the account of a Borrower against any and all payment obligations of such Borrower under this Agreement then due to such Bank, irrespective of whether such Bank shall have made any demand under this Agreement. The rights of each Bank under this Section 11.02 are in addition to any other rights and remedies (including other rights of set-off) which such Bank may have. Any Bank exercising its rights under this Section 11.02 shall give notice thereof to API, the relevant Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.03. Expenses. API agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and any Banks, including the reasonable fees and disbursements of one firm of counsel chosen from time to time to represent the Banks as a group in connection with the negotiation, execution and administration of the Credit Documents, and including the reasonable fees and disbursements of counsel, if necessary, in connection with the enforcement of any provisions of the Credit Documents.

Section 11.04. Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed by each of the Borrowers and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment, modification, supplement or waiver shall, unless signed by each Bank directly affected thereby, (i) subject to Sections 2.04, 2.05 and 2.09, increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) subject to Section 2.09, postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment; and provided further that no such amendment, modification, supplement or waiver shall, unless signed by all the Banks (A) release API from any obligations under Article 10 or (B) amend or waive the provisions of this Section 11.04, the definition of “Required Banks” or any provision that explicitly requires the consent of all the Banks.

Section 11.05. Cumulative Rights and No Waiver. Each and every right granted to the Administrative Agent and the Banks under any Credit Document, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or any Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 11.06. Notices. (a) Except as specified in Articles 1, 2 or 3 or subsection (b) below, any communication, demand or notice to be given hereunder will be duly given when delivered in writing or by telecopy to a party at its address as indicated below.

A communication, demand or notice given pursuant to this Section 11.06 shall be addressed:

If to any Borrower, to such Borrower at (or in care of):

Avon Products, Inc.

601 Midland Avenue

Rye, New York 10580

Telephone: [number]

Attention: Mr. Richard J. Valone

Vice President and Treasurer

with a copy to:

Avon Products, Inc.

1345 Avenue of the Americas

New York, New York 10105

Telephone: 212-282-5000

Attention: General Counsel

If to the Administrative Agent, to it at:

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Telephone: 302-894-6011

Attention: Bank Loan Syndications

provided, that notices to be given pursuant to Articles 2, 3 or 4 (other than notices pursuant to Section 2.07, which shall be directed as set forth in Exhibit C-1) hereunder shall be given to the Administrative Agent at;

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Telephone: 302-894-6011

Attention: Bank Loan Syndications

If to any Bank, to it at the address designated as its address for notices on Schedule 2.01.

Unless otherwise provided herein, any notice which is required to be given in writing or by telephone pursuant to the terms of this Agreement may be given by telecopy or facsimile transmission. Any party from time to time may change its address for notices by notice to the other Banks, the Administrative Agent and API in the manner provided in this subsection.

Each notice delivered in writing to API hereunder shall be deemed delivered to all the Borrowers.

(b) Subject to subsection (d) below, so long as Citibank or any of its affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(a)(i), (ii), (vi) and (vii) shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent and the Banks by e-mail at oploanswebadmin@citigroup.com. API agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). API acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. To the fullest extent permitted under applicable law, API agrees that no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c) Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Administrative Agent shall deliver a copy of the Communications to such Bank by email. Each Bank agrees (i) to notify the Administrative Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice may be sent to such e-mail address.

(d) For purposes of Sections 7.01(a)(i), (ii), (vi) and (vii), API shall be deemed to have effectively delivered any financial statement required to be delivered under Section 7.01(a)(i) or (ii), registration statement or report on Form 8-K, 10-K or 10-Q to the Administrative Agent and the Banks when such financial statement, registration statement or report is posted on the Internet at the SEC’s website at www.sec.gov.

Section 11.07. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 11.08. Parties in Interest. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Borrowers and the Banks and their respective successors. Except as permitted in Section 11.08(c), no interest in the Commitment of any Bank or any Loan, nor any right of a Bank under the Credit Documents, may be assigned to any Person that was not, prior to such assignment, a Bank hereunder. No Borrower shall assign or delegate any of its respective rights or obligations hereunder, without the prior written consent of all the Banks. Any purported assignment in contravention of this Section 11.08 shall be null and void.

(b) Participations. Any Bank, in the ordinary course of its business and in accordance with applicable law, may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Revolving Credit Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to either Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers under the Credit Documents, including the right to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the provisos to Section 11.04 without the consent of the Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.04 with respect to its participating interest; provided that (i) subject to clause (ii) of this sentence, all amounts payable to a Bank for the account of a Participant under Sections 4.03 and 4.04 shall be determined as if such Bank had not granted such participation to the Participant and (ii) no Participant shall be entitled to receive any greater payment under Section 4.03 or 4.04 than such Bank would have been entitled to receive with respect to the rights participated, unless (x) such transfer is made with API’s prior written consent or by reason of the provisions of Section 4.04 requiring such Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist and (y) such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.04(e) as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under this Agreement) except to the extent such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Assignments. (i) Any Bank, in accordance with applicable law, may assign all or a portion of its interests, rights and obligations under this Agreement (including a portion or all of its Commitment or of the Loans at the time owing to it) to one or more banks or other financial institutions (each, an “Assignee”); provided, however, that (A) each of API (other than during the existence of an Event of Default under Section 8.01(a), (g) or (h)) and the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld) to any such assignment (other than an assignment by a Bank to an affiliate of such Bank or to a Federal Reserve Bank), (B) the amount of the Commitment of the assigning Bank (determined as of the date of such assignment) subject to such assignment (other than in the case of an assignment to an affiliate of the Bank or a Federal Reserve Bank) shall not be less than $10,000,000, unless API otherwise consents (which consent shall not be unreasonably withheld), (C) the parties to each such assignment (other than an assignment to a Federal Reserve Bank) shall execute and deliver to the Administrative Agent for recording in the Register an instrument evidencing such assignment, in substantially the form of Exhibit F (an “Assignment and Acceptance”), and the assigning Bank or the Assignee shall pay to the Administrative Agent an assignment fee in cash equal to $1,000 (if the Assignee is already a Bank) or $3,500 (otherwise), and (D) as of the date of such assignment, except with the prior written consent of API and the Administrative Agent, (1) the Assignee shall not have any right, and shall have no knowledge that such assignment would result in its having the right, to request compensation pursuant to Section 4.04 after giving effect to such assignment (other than Indemnified Taxes but only to the extent that the assignor Bank was so entitled) and (2) the parties to such assignment shall have no knowledge that such assignment (a) would cause it to be unlawful for any party thereto to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan or (b) would cause any Borrower to incur any liability under Section 4.03 or 4.04 (other than Indemnified Taxes but only to the extent that the assignor Bank was so entitled). Upon acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Domestic Business Days after the execution thereof, (A) the Assignee thereunder shall be a party hereto and, to the extent of the Commitment assigned by such Assignment and Acceptance, shall have the rights and obligations of, and shall for all purposes be, a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the Commitment assigned by such Assignment and Acceptance, be released from such Commitment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s Commitment under this Agreement and in the case of an assignment pursuant to Section 4.06, such Bank shall cease to be a party hereto). Notwithstanding the foregoing, (A) any Bank assigning any portion of its rights and obligations under this Agreement may retain any Competitive Advance Loans made by it outstanding at such time and, in such case, shall retain its rights hereunder in respect of any Competitive Advance Loans so retained until such Loans have been repaid and (B) any Bank may at any time assign or grant a security interest in its Loans and its rights (but not its obligations) under this Agreement, including to a Federal Reserve Bank; provided that no such assignment or grant pursuant to this clause (B) shall release a Bank from any of its obligations hereunder.

(ii) By executing and delivering an Assignment and Acceptance, the Assignee thereunder shall be deemed to confirm to and agree with the other parties hereto as follows: (A)

such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (B) such Assignee will independently and without reliance upon the Administrative Agent, the assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (C) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof; and (D) such Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank with the Loans and Commitment assigned to it.

(iii) Notwithstanding the foregoing, an Assignee shall not, by virtue of an Assignment and Acceptance, become a party to this Agreement or a “Bank”, or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of any Credit Document unless such Assignee shall thereby have accepted a Commitment hereunder; provided that no such amendment, waiver or modification may reduce or postpone any payment of principal or interest in respect of any Loan assigned to such Assignee thereby without the written consent of such Assignee.

(d) Federal Reserve Regulations. Notwithstanding any other provision of any Credit Document, no Bank may sell, assign or participate all or any portion of its Commitment or Loans hereunder to any “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934) or any other Person that is a “creditor” (as defined in Regulation T of the Federal Reserve Board). By executing and delivering this Agreement, each Bank hereby confirms that it is not such a “broker”, “dealer” or “creditor”.

Section 11.09. License Agreement and CDS Data.

(a) The Administrative Agent hereby notifies API and the Banks that it has entered into a licensing agreement (the “Licensing Agreement”) with Markit, pursuant to which Markit will provide to the Administrative Agent for each Business Day a composite end of day credit default swap spread for the three (3) year credit default swap spread of API (the “CDS Data”) that the Administrative Agent will use to determine the Credit Default Swap Spread. The Administrative Agent hereby further notifies API and the Banks that, pursuant to the Licensing Agreement, (i) the CDS Data will be provided by Markit on an “as is” basis, without express or implied warranty as to accuracy, completeness, title, merchantability or fitness for a particular purpose, (ii) Markit has no liability to the Administrative Agent for any inaccuracies, errors or omissions in the CDS Data, except in the event of its gross negligence, fraud or willful misconduct, (iii) the CDS Data, as provided by Markit, constitutes confidential information (and each Bank agrees to treat such information in confidence to the same extent and in the same manner as such Bank is required to hold Information pursuant to Section 11.12 hereof), (iv) the CDS Data, as provided by Markit, may be used by the Administrative Agent, API and the Banks solely for the purposes of this Agreement and (v) Markit and the Administrative Agent, except in each case in the event of its gross negligence, fraud or willful misconduct, shall have no liability whatsoever to either API or any Bank or any client of a Bank, whether in contract, in tort, under a warranty, under statute or otherwise, in respect of any loss or damage suffered by API, such Bank or client as a result of or in connection with any opinions, recommendations, forecasts, judgments or any other conclusions, or any course of action determined, by such Bank or any client of such Bank based on the CDS Data. Each of API and the Banks (other than Citibank, N.A., in its capacity as the Administrative Agent, which is a party thereto) agrees that it shall not be a third party beneficiary of the Licensing Agreement and shall have no rights or obligations thereunder.

(b) The CDS Data shall be made available to API pursuant to procedures agreed upon by API and the Administrative Agent. API agrees that it will use reasonable efforts (e.g., procedures substantially comparable to those applied by API in respect of non-public information as to the business of API) to keep confidential the CDS Data and the related materials provided by Markit pursuant to the Licensing Agreement to the extent that the same is not and does not become publicly available.

(c)(c) It is understood and agreed that in the event of a breach of confidentiality, damages may not be an adequate remedy and that the Licensing Agreement provides that Markit shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

(d) API acknowledges that each of the Administrative Agent and the Banks from time to time may conduct business with and may be a shareholder of Markit and that each of the Administrative Agent and the Banks may have from time to time the right to appoint one or more directors to the board of directors of Markit.

(e) Notwithstanding the foregoing, the Administrative Agent hereby represents and warrants to API that the Administrative Agent has the express authority under the Licensing Agreement to provide the CDS Data and the related materials provided from time to time by Markit to API.

Section 11.10. Indemnity. The Borrowers, jointly and severally, agree to indemnify the Administrative Agent and each of the Banks and their respective directors, officers, employees, agents, advisors and controlling persons (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.10 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower, any of its directors, security holders or creditors (other than in the case where such litigation or proceeding is brought by a Borrower and such Borrower prevails), an Indemnitee or any other person or an Indemnitee is otherwise a party thereto. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). This Section 11.10 shall not apply with respect to Taxes or Excluded Taxes other than any Taxes or Excluded Taxes that represent losses or damages arising from any non-Tax claim.

The provisions of this Section 11.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Credit Loans or the Competitive Advance Loans, the reduction or cancellation of the Total Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of the Banks. All amounts due under this Section 11.10 shall be payable in immediately available funds upon written demand therefor.

Section 11.11. Consent to Jurisdiction. Subject to the last sentence of this Section 11.11, any judicial proceeding brought against any party to this Agreement arising out of or relating to any Credit Document shall be brought in any court of competent jurisdiction in the City and County of New York, and, by its execution and delivery of this Agreement or an Additional Borrower Confirmation pursuant to Section 6.04, each Borrower shall be deemed, to the fullest extent permitted by law, to (a) accept, generally and unconditionally, the exclusive jurisdiction of such courts, (b) irrevocably waive any objection they may now or hereafter have as to the venue of any suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (c) consent that service of process upon any of them may be made by certified or registered mail, return receipt requested, at their address specified or determined in accordance with the provisions of Section 11.06 and service so made shall be deemed completed when received. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent, any Bank or any Borrower to bring proceedings against any other party in the courts of any other applicable jurisdiction.

Section 11.12. Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, in all cases to the extent such affiliates and such managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, and other representatives are involved in the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12 and as to which the Borrowers are third party beneficiaries, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to API and its obligations under this Agreement or payments hereunder, (g) with the consent of API or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.12 or (y) becomes available to the Administrative Agent, any Bank or any of their respective affiliates on a nonconfidential basis from a source other than API, unless such Information is being made available by a Person not known after reasonable inquiry by the Administrative Agent, any Bank or any of their respective affiliates to be required to maintain the confidentiality of such Information.

For purposes of this Section, “Information” means all information received from API or any of its Subsidiaries relating to API or any of its Subsidiaries or any of their respective businesses, provided that, in the case of information received from API or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 11.13. Judgment. To the fullest extent permitted under applicable law, the obligation of any Borrower in respect of any sum due from it in Dollars to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Domestic Business Day following receipt by such Bank or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than such sum due to such Bank or the Administrative Agent (as the case may be) in Dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds such sum due to any Bank or the Administrative Agent (as the case may be) in Dollars, such Bank or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

Section 11.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15. Patriot Act.

Each Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Bank to identify such Loan Party in accordance with the Act.

Section 11.16. No Fiduciary Duty.

The Administrative Agent, each Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrowers. Each Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrowers, their stockholders or their affiliates. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrowers with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising any Borrower on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Credit Documents and (iv) each of the Borrowers has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrowers, in connection with such transaction or the process leading thereto.

Section 11.17. Waiver of Right to Jury. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH OF THE BANKS WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE CREDIT DOCUMENTS OR THE RELATIONSHIPS ESTABLISHED UNDER THE CREDIT DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVON PRODUCTS, INC.

By:	/s/ Richard J. Valone
Name: Richard J. Valone
Title: Vice President and Treasurer

AVON CAPITAL CORPORATION

By:	/s/ Richard J. Valone
Name: Richard J. Valone
Title: President

CITIBANK, N.A., as Administrative Agent

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

CITIBANK, N.A.

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Barry K. Bergman
Name: Barry K. Bergman
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By:	/s/ Joanne Nasuti
Name: Joanne Nasuti
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Frederick W. Laird
Name: Frederick W. Laird
Title: Managing Director

By:	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Alan Vitulich
Name: Alan Vitulich
Title: Vice President

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Jorge Saavedra
Name: Jorge Saavedra
Title: Executive Director

By:	/s/ Jesus Lopez
Name: Jesus Lopez
Title: Senior Vice President

BNP PARIBAS

By:	/s/ Simone Vinocour
Name: Simone Vinocour
Title: Director

By:	/s/ Melissa Balley
Name: Melissa Balley
Title: Vice President

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH

By:	/s/ Alex Mayral
Name: Alex Mayral
Title: Vice President

By:	/s/ Peter Tommaney
Name: Peter Tommaney
Title: Senior Vice President

THE NORTHERN TRUST COMPANY

By:	/s/ Peter J. Hallan
Name: Peter J. Hallan
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Conan Schleicher
Name: Conan Schleicher
Title: Vice President

Schedule 2.01

BANKS AND COMMITMENTS

Name of Bank	Address for Notices	Commitment as of the Closing Date
Citibank, N.A. (The Administrative Agent)	Building #3 1615 Brett Road New Castle, DE 19720 Attn: Bank Loan Syndications	$100,000,000

Bank of America, N.A. (Syndication Agent)	540 West Madison, 23rd Floor, Chicago, IL 60661 Attn: Casey Cosgrove	$100,000,000

JPMorgan Chase Bank, N.A. (Syndication Agent)	500 Stanton Christiana Road, Ops 2, Floor 3 Newark, DE 19713 Attn: Robert Diaz	$100,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (Documentation Agent)	1251 Avenue of the Americas New York, NY 10020-1104 Attn: Rolando Uy	$75,000,000

Deutsche Bank AG New York Branch (Documentation Agent)	60 Wall Street New York, NY 10005 Attn: Linda Hill	$75,000,000

HSBC Bank USA, National Association (Documentation Agent)	452 Fifth Avenue 5th Floor New York, NY 10018 Attn: Donna Riley	$75,000,000

Goldman Sachs Bank USA	30 Hudson Street 17th Floor Jersey City, NJ 07302 Attn: Philip Green	$75,000,000

Morgan Stanley Bank, N.A.	1300 Thames Water, 4th Floor Baltimore, MD 21231 Attn: Morgan Stanley Loan Servicing	$75,000,000

Banco Santander, S.A., New York Branch	45 East 53rd Street New York, NY 10022 Attn: Ligia Castro	$75,000,000

Schedule 2.01-1

Name of Bank	Address for Notices	Commitment as of the Closing Date
BNP Paribas	787 Seventh Avenue New York, NY 10019 Attn: Gabriel Candamo	$75,000,000

Banco Bilbao Vizcaya Argentaria S.A., New York Branch	1345 Avenue of the Americas 45th Floor New York, NY 10105 Attn: Patricia Kunert	$75,000,000

The Northern Trust Company	50 S. LaSalle Street Chicago, IL 60675 Attn: Joy Johnson	$50,000,000
U.S. Bank National Association		$50,000,000

	Total	$1,000,000,000

Schedule 2.01-2

Schedule 5.01(e)

CERTAIN LITIGATION

The litigations, lawsuits, claims, investigation, compliance reviews and tax contingencies referenced in the following: (i) API’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and (ii) API’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

Schedule 5.01(e)-1

Schedule 6.04

CERTAIN ADDITIONAL BORROWERS

None

Schedule 6.04-1

Exhibit A

Form of Revolving Credit Loan Request

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Revolving Credit Loan Request

Dear Sirs:

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

[NAME OF BORROWER] hereby gives you notice pursuant to Section 2.02(a) of the Credit Agreement that it requests a Revolving Credit Loan, and in that connection sets forth below the terms on which such Revolving Credit Loan is requested to be made:

(A) BorrowingDate[1]

(B) PrincipalAmount[2]	$

(C) InterestRate Basis	[ABR Loan] [Eurodollar Loan]

(D) InterestPeriod and the last day thereof[3]

Very truly yours,

[NAME OF BORROWER]

By:
Title:

[1]	Must be a Business Day.
[2]	Must be equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
[3]	1, 2, 3 or 6 months in the case of Eurodollar Loans. Not applicable to ABR Loans.

Exhibit A-1

Exhibit B-1

Form of Revolving Credit Note

[Principal Amount]	,

[NAME OF BORROWER], a [[New York] [Delaware] [jurisdiction of organization] corporation] (the “Borrower”), for value received, promises to pay to the order of [BANK] (the “Bank”), on the Termination Date applicable to the Bank, the principal sum of [PRINCIPAL AMOUNT IN DOLLARS] or, if less, the aggregate principal amount of the Revolving Credit Loans made by the Bank to the Borrower pursuant to that certain Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent.

The Borrower also promises to pay interest on the unpaid principal amount of Revolving Credit Loans from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rate or rates per annum and on the date or dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the Administrative Agent at such office or offices of the Administrative Agent as may be designated by the Administrative Agent pursuant to the Credit Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive diligence, presentment, demand, protest and notice of any kind whatsoever. The failure or forbearance by the holder to exercise any of its rights hereunder in any particular instance shall in no event constitute a waiver thereof.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder of this Note on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or shall be recorded by the holder of this Note in its internal records; provided, however, that any failure of the holder of this Note to make such a notation or any error in such notation shall in no manner affect the validity or enforceability of the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. Terms used and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement.

Exhibit B-1-1

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Pursuant to the Credit Agreement, payment in full of principal and interest on this Note is unconditionally guaranteed by Avon Products, Inc., a New York corporation.]1

[NAME OF BORROWER]

By:
Title:

[1]	The text in brackets is to be included only in Notes of ACC or an Additional Borrower.

Exhibit B-1-2

REVOLVING CREDIT LOANS AND PRINCIPAL PAYMENTS

Amount of Revolving Credit Loans Made	Amount of Principal Repaid	Amount of Unpaid Principal Balance

Euro dollar Data Loan	ABR Loan Total	Euro dollar Notation Loan Made By	Interest Paid (if applicable)	ABR Loan	Euro dollar Loan	ABR Loan

Exhibit B-1-3

Exhibit B-2

Form of Competitive Advance Note

[Principal Amount]	[Date]

[NAME OF BORROWER], a [[New York] [Delaware] [jurisdiction of organization] [corporation]] (the “Borrower”), for value received, promises to pay to the order of [BANK] (the “Bank”), on [MATURITY DATE], the principal sum of [PRINCIPAL AMOUNT] pursuant to that certain Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rate or rates per annum and on the date or dates specified in or determined pursuant to the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the Administrative Agent at its office or offices as may be designated by the Administrative Agent pursuant to the Credit Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive diligence, presentment, demand, protest and notice of any kind whatsoever. The failure or forbearance by the holder to exercise any of its rights hereunder in any particular instance shall in no event constitute a waiver thereof.

This Note is one of the Competitive Advance Notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. Terms used and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit B-2-1

[Pursuant to the Credit Agreement, payment in full of principal and interest on this Note is unconditionally guaranteed by Avon Products, Inc.]1

[NAME OF BORROWER]

By:
Title:

[1]	The text in brackets is to be included only in Notes of ACC or an Additional Borrower.

Exhibit B-2-2

Exhibit C-1

Competitive Advance Facility Procedures

1.01 Competitive Advance Loan Requests shall be given to the Administrative Agent at:

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Telephone: 302-894-6011

Telecopy: 212-994-0961

Attention: Bank Loan Syndications

1.02 With respect to any Competitive Advance Loan requested by a Borrower to be made on a Borrowing Date, the Competitive Advance Notice Time, Competitive Advance Bid Deadline and Competitive Advance Accept/Reject Deadline shall be determined in the manner set forth below:

Competitive Advance Notice Time: 10:30 A.M., New York time, one Domestic Business Day (or four Eurodollar Business Days in the case of a Competitive Eurodollar Loan) prior to the Borrowing Date.

Competitive Advance Bid Deadline: 9:30 A.M., New York time, on the Borrowing Date (or three Eurodollar Business Days prior to the Borrowing Date in the case of a Competitive Eurodollar Loan); provided that in the case of a Competitive Advance Bid submitted by the Administrative Agent, in its capacity as a Bank, the Competitive Advance Bid Deadline shall be 15 minutes prior to the foregoing time.

Competitive Advance Accept/Reject Deadline: 10:30 A.M., New York time, on the Borrowing Date (or three Eurodollar Business Days prior to the Borrowing Date for Competitive Eurodollar Loans).

Exhibit C-1-1

Exhibit C-2

Form Of Competitive Advance Loan Request

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Competitive Advance Loan Request

Dear Sirs:

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

[NAME OF BORROWER] hereby gives you notice pursuant to Section 2.07 of the Credit Agreement that it requests offers to make Competitive Advance Loans under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Advance Loans are requested to be made:

(A)	Borrowing Date[1]	______________________

(B)	Aggregate Principal Amount[2]	______________________

(C)	Maturity Date[3]	______________________

(D)	Interest Rate Basis	[Fixed Rate] [Eurodollar Rate]

[1]	Must be a Eurodollar Business Day.
[2]	Must be an amount not less than $10,000,000.
[3]

At least 10 days and not more than 180 after the Borrowing Date, in the case of a Competitive Absolute Rate Loan, and not more than 6 months after the Borrowing Date, in the case of a Competitive Eurodollar Loan.

Exhibit C-2-1

(E)	Interest Period, if any[4]	______________________

Very truly yours,

[NAME OF BORROWER]

By:
Title:

Countersigned:

By:
A Responsible Officer of API

[4]	1, 2, 3 or 6 months with respect to Competitive Eurodollar Loans. Not applicable with respect to Competitive Absolute Rate Loans.

Exhibit C-2-2

Exhibit C-3

Form of Competitive Advance Notice Letter

[Date]

[Name of Bank]

[Address]

Attention:

Re: Notice of a Competitive Advance Loan Request

Dear Sirs:

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[NAME OF BORROWER] delivered to the Administrative Agent a Competitive Advance Loan Request on             ,     , pursuant to Section 2.07 of the Credit Agreement, and in that connection you are invited to submit a Bid to make a Competitive Advance Loan to such Borrower by [TIME], on                     ,         .1 Your Bid must comply with Section 2.07 of the Credit Agreement and the terms set forth below on which the Bid Request was made:

(A)	Proposed Borrowing Date

(B)	Principal amount of Competitive Advance Loan

(C)	Interest rate basis [Fixed Rate] [Eurodollar Rate]

(D)	Interest Period and the last day thereof

Very truly yours,

Citibank, N.A., as Administrative Agent

By:
Title:

[1]	The Bid must be received by the Administrative Agent not later than the Bid Deadline specified in Exhibit C-1.

Exhibit C-3-1

Exhibit C-4

Form of Competitive Advance Bid

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Competitive Advance Bid

Dear Sirs:

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[NAME OF BANK] hereby submits a Competitive Advance Bid pursuant to Section 2.07 of the Credit Agreement, in response to the Competitive Advance Loan Request made by [NAME OF BORROWER] on             ,         , and in that connection sets forth below the terms on which such Competitive Advance Bid is made:

(A)	Principal Amount[1]

(B)	Competitive Advance Bid [Rate] [Margin][2]

The undersigned hereby acknowledges that, pursuant to Section 2.07(c) of the Credit Agreement, by marking the indicated box below, it will be deemed to have waived the right to claim compensation under Sections 3.03(d), 4.04(a) or 4.04(b) of the Credit Agreement with respect to any Competitive Advance Loan made pursuant to this Competitive Advance Bid.

Section 3.03(c)	|_|

Section 4.04(a)	|_|

Section 4.04(b)	|_|

[1]	Principal amount must be at least $10,000,000 and not greater than the requested Competitive Advance Loan. Multiple bids may be accepted by the Administrative Agent.
[2]	In the case of a Competitive Absolute Rate Loan, %; in the case of a Competitive Eurodollar Loan, a margin (+/- %) over LIBOR.

Exhibit C-4-1

The undersigned hereby confirms that it will, subject only to the conditions set forth in the Credit Agreement, extend credit to the relevant Borrower upon acceptance by the relevant Borrower of this Competitive Advance Bid in accordance with Section 2.07 of the Credit Agreement.

Very truly yours,

[NAME OF BANK]

By:
Title:

Exhibit C-4-2

Exhibit C-5

Form of Competitive Advance Bid Accept/Reject Letter

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re:  Competitive Advance Bid Acceptance/Reject Letter

Dear Sirs:

[NAME OF BORROWER] refers to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent.

In accordance with Section 2.07 of the Credit Agreement, we have received a summary of bids in connection with our Competitive Advance Loan Request dated             ,     , and in accordance with Section 2.07(d)(ii) of the Credit Agreement, we hereby accept the following Competitive Advance Bids for Competitive Advance Loans to be made on             ,     , with a Maturity Date of             ,     :

Principal Amount	Competitive Advance Rate/Margin	Bank

%/+/-. %

We hereby reject the following bids:

Principal Amount	Competitive Advance Rate/Margin	Bank

%/+/-. %

Very truly yours,

[NAME OF BORROWER]

By:
Title:

Exhibit C-5-1

Exhibit D

Form of Continuation/Conversion Request

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re:  Continuation/Conversion Request

Dear Sirs:

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

[NAME OF BORROWER] hereby requests pursuant to Section 3.05(a) of the Credit Agreement that on             ,     :

(1) $        ,000,000 of the presently outstanding principal amount of Revolving Credit Loans presently being maintained as [ABR] [Revolving Eurodollar] Loans [with an Interest Period ending on                     ,     ],

(2) be [converted into] [continued as],

(3) [Revolving Eurodollar Loans having an Interest Period of [one][two][three][six] months] [ABR Loans].

Very truly yours,

[NAME OF BORROWER]

By:
Title:

Exhibit D-1

Exhibit E-1

Form of Additional Borrower [Designation] [Termination]

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Additional Borrower Designation

Dear Sirs:

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. [Please be advised that the following Subsidiary is hereby designated as an Additional Borrower and, subject to Section 6.04 of the Credit Agreement, such Subsidiary will be authorized to use the credit facilities provided for under the Credit Agreement:] [Please be advised that the designation of the following Subsidiary as an Additional Borrower is terminated effective on the date referred to in paragraph 2 below:]

[Insert Name and

Address of Additional

Borrower]

2. The effective date of this Additional Borrower [Designation] [Termination] will be                     ,         .

Exhibit E-1

Very truly yours,

AVON PRODUCTS, INC.

By:
Title:

[NAME OF ADDITIONAL BORROWER][1]

By:
Title:

Accepted and Acknowledged:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[1]	Additional Borrower signature necessary only in the case of termination of designation.

Exhibit E-1-2

Exhibit E-2

Form of Additional Borrower Confirmation

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Additional Borrower Confirmation

Dear Sirs:

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned (the “New Borrower”) (1) also refers to the Additional Borrower Designation, effective             ,          (the “Designation Effective Date”), in which the undersigned has been designated an Additional Borrower and (2) hereby confirms that, by its execution hereof, the undersigned acknowledges that it has received a copy of the Credit Agreement, confirms that the representations and warranties contained in Section 5.01 of the Credit Agreement (except the representations and warranties contained in Section 5.01(d)(ii) or 5.01(e) and any other representation or warranty that expressly relates to a date certain) are true and correct insofar as they relate to the undersigned as of the Designation Effective Date hereof, the conditions specified in Section 6.02 have been satisfied insofar as relate to the undersigned, and agrees that, from and after the Designation Effective Date, subject to Section 6.04 of the Credit Agreement, it shall be a party to the Credit Agreement and shall be bound, as a “Borrower” and an “Additional Borrower”, by all of the provisions thereof.

The New Borrower hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon API at its offices at             , Attention:              (the “Process Agent”) and the New Borrower hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

API hereby accepts such appointment as Process Agent and agrees with you that (i) API will maintain an office in [New York, New York] through the Final Termination Date and will give the Administrative Agent prompt notice of any change of address of API, (ii) API will perform its duties as Process Agent to receive on behalf of the New Borrower and its

Exhibit E-2-1

property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) API will forward forthwith to the New Borrower at its address at                      or, if different, its then current address, copies of any summons, complaint and other process which API received in connection with its appointment as Process Agent.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL BORROWER]

By:
Title:

AVON PRODUCTS, INC.

By:
Title:

Exhibit E-2

Exhibit F

Assignment and Acceptance

Reference is made to the Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010 (as amended, modified, extended or superseded from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

Section 1.01. Assignment and Acceptance. The Assignor identified in Annex 1 hereto hereby sells and assigns, without recourse, to the Assignee identified in Annex 1 hereto, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Effective Date set forth in Annex 1 hereto, the interests set forth on Annex 1 hereto (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on Annex 1 in the Commitment of the Assignor on the Assignment Effective Date and the [Competitive Advance Loans and] Revolving Credit Loans owing to the Assignor which are outstanding on the Assignment Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 11.08(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

Section 1.02. Other Documentation. This Assignment and Acceptance is being delivered to the Administrative Agent together with a properly completed Annex 2 hereto if the Assignee is not already a Bank under the Credit Agreement.

Section 1.03. Representations and Warranties of the Assignor. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any other instrument or document executed furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

Section 1.04. Representations and Warranties of the Assignee. The Assignee hereby agrees with, and represents and warrants to, the Assignor, the other Banks, the Borrowers and the Administrative Agent as specified in Section 11.08(c) of the Credit Agreement.

Exhibit F-1

Section 1.05. Governing Law. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Annex 1 hereto.

Exhibit F-2

Annex 1 to Assignment and Acceptance

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(may not be fewer than two Domestic Business

Days after the Date of Assignment):

	Principal Amount Assigned (and identifying information as to individual Competitive Advance Loans)	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the Total Commitment)

Commitment Assigned:	%

Revolving Credit Loans:	$

Competitive Advance Loans:	$

If the Assignor is a Non-Extending Bank, indicate the Termination Date applicable to the Assignee in respect of the Commitment Assigned and the Revolving Credit Loans:

The terms set forth above are hereby agreed to:

                    , as Assignor

By:
Name:
Title:

                    , as Assignee

By:
Name:
Title:

Consent given:

AVON PRODUCTS, INC.

By:
Name:
Title:

Annex 1-1

Annex 2 to Assignment and Acceptance

LEGAL NAME OF ASSIGNEE TO APPEAR IN DOCUMENTATION:

GENERAL INFORMATION – ABR LENDING OFFICE:

Institution Name:

Street Address:

City, State, Country, Zip Code:

GENERAL INFORMATION – EURODOLLAR LENDING OFFICE:

Institution Name:

Street Address:

City, State, Country, Zip Code:

GENERAL INFORMATION – COMPETITIVE ADVANCE LENDING OFFICE:

Institution Name:

Street Address:

City, State, Country, Zip Code:

CONTACTS/NOTIFICATION METHODS:

CREDIT CONTACTS:

Primary Contact:

Street Address:

City, State, Country, Zip Code:

Phone Number:

FAX Number:

Backup Contact:

Street Address:

City, State, Country, Zip Code:

Phone Number:

FAX Number:

Annex 2-1

TAX WITHHOLDING:

Non Resident Alien              Y*              N

* Form W-8BEN Enclosed

Tax ID Number

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS – BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact:

Street Address:

City, State, Country, Zip Code:

Phone Number:

FAX Number:

COMPETITIVE ADVANCE LOAN NOTIFICATION:

Contact:

Street Address:

City, State, Country, Zip Code:

Phone Number:

FAX Number:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:

Routing Transit/ABA number of Bank where funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional Information:

Annex 2-2

MAILINGS:

Please specify who should receive financial information:

Name:

Street Address:

City, State, Country, Zip Code:

It is very important that all of the above information is accurately filled in and returned promptly. If there is someone other than yourself who should receive this questionnaire, please notify us of their name and FAX number and we will FAX them a copy of the questionnaire. If you have any questions, please call                      on (212)             .

Annex 2-3